SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NATCO Group Inc.

(Name of Registrant as Specified in its Charter)

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NATCO GROUP INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 10, 2007

To Our Stockholders:

We are pleased to invite you to the 2007 Annual Meeting of Stockholders of NATCO Group Inc., a Delaware corporation, to be held at the offices of the Company, Brookhollow Central III, 2950 North Loop West, Houston, Texas 77092, in the basement auditorium, on the 10th day of May 2007 at 10:00 a.m., local time. At the meeting, stockholders will be asked to consider the following proposals:

(1)	To elect two Class III members to the Board of Directors;

(2)	To ratify the appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2007; and

(3)	To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

Further information concerning the annual meeting is contained in the attached proxy statement.

You are entitled to vote only if you were a Company stockholder as of the close of business on March 12, 2007, the record date for the annual meeting. If you are a participant in the NATCO Group Profit Sharing and Savings Plan, your vote will constitute voting instructions to the Trustee of the plan concerning shares held in your account.

Your vote is important. On behalf of the Board of Directors, we urge you to vote as soon as possible to ensure your representation at the annual meeting. To vote your shares, you may use the enclosed proxy card or attend the meeting and vote in person. If you are a common stockholder, you also may vote using the Internet or telephone. Please review the instructions in the proxy statement or on the proxy card regarding each of these voting options.

Thank you for your continued support and interest in NATCO Group Inc.

Sincerely,

Katherine P. Ellis Senior Vice President, Corporate Secretary & General Counsel

March 14, 2007

NATCO Group Inc.

2950 N. Loop West, 7th Floor

Houston, Texas 77092

PROXY STATEMENT

for the

ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE MEETING AND YOUR VOTE

The following information is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of NATCO Group Inc. to be voted at the annual meeting of stockholders of the Company, which will be held at the offices of the Company, Brookhollow Central III, 2950 North Loop West, Houston, Texas 77092, in the basement auditorium, on the 10th day of May 2007 at 10:00 a.m., local time.

1.	What am I voting on at the annual meeting?

(1)	To elect two Class III members to the Board of Directors;

(2)	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007; and

(3)	To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

2.	Who is entitled to vote at the annual meeting?

Stockholders at the close of business on March 12, 2007, the record date, are entitled to vote at the annual meeting. On March 12, 2007, there were outstanding 17,368,760 shares of common stock, par value $.01 per share, and 15,000 shares of Series B Convertible Preferred Stock, par value $.01 per share, which constitute the only outstanding voting securities of NATCO. Each outstanding share of common stock is entitled to one vote. Each outstanding share of Series B Convertible Preferred Stock is entitled to a number of votes equal to the number of shares of common stock into which the Series B Convertible Preferred Stock would convert if converted on the record date, March 12, 2007. If converted on the record date, the outstanding Series B Convertible Preferred Stock would convert to an aggregate of 1,921,845 shares of common stock, equating to 128.123 votes per preferred share. The holders of outstanding shares of Series B Convertible Preferred Stock and holders of outstanding common stock shall vote together as one class (“Voting Stock”) on all matters submitted to a vote of NATCO’s stockholders at the meeting.

3.	Who can attend the annual meeting?

All NATCO stockholders as of the Record Date are invited to attend the annual meeting. If your shares are held in the name of a nominee (for example, through a bank or broker), you will need to bring a proxy or letter from that nominee that confirms you are the beneficial owner of those shares.

4.	When will the proxy statement and proxy card be mailed to NATCO stockholders?

The proxy statement and proxy card will be mailed to NATCO stockholders on or about March 22, 2007.

5.	How do I vote?

The answer depends on whether you hold common stock or Series B Convertible Preferred Stock.

Common Stock Voting Instructions: For holders of common stock, if your shares are registered in the name of a nominee, follow the instructions provided by your nominee to vote your shares. If your shares are registered in your name:

•	You may vote in person at the annual meeting.

•

You may vote by telephone. You may vote by telephone regardless of whether you receive your annual meeting materials through the mail or over the Internet. Simply follow the instructions on your proxy card or electronic access notification. If you vote by telephone, you should not vote over the Internet or mail in your proxy card.

•

You may vote over the Internet. You may vote over the Internet regardless of whether you receive your annual meeting materials through the mail or over the Internet. Simply follow the instructions on your proxy card or electronic access notification. If you vote over the Internet, you should not vote by telephone or mail in your proxy card.

•

You may vote by mail. If you received a proxy card through the mail, simply complete and sign your proxy card and mail it in the enclosed prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If no voting specification is made on your signed and returned proxy card, Bradley P. Farnsworth or Katherine P. Ellis, the persons named as proxy holders on the proxy card, will vote FOR the election of the director nominees and FOR the ratification of KPMG LLP. If any other business is brought before the meeting, any unspecified proxies will be voted in accordance with the judgment of the proxy holders voting those shares. If you vote by mail, you should not vote by telephone or over the Internet.

Series B Convertible Preferred Stock Voting Instructions: For holders of Series B Convertible Preferred Stock, if your shares are registered in the name of a nominee, follow the instructions provided by your nominee to vote your shares. If your shares are registered in your name:

•	You may vote in person at the annual meeting.

•

You may vote by mail. If you received a proxy card through the mail, simply complete and sign your proxy card and mail it in the enclosed prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If no voting specification is made on your signed and returned proxy card, Bradley P. Farnsworth or Katherine P. Ellis, the persons named as proxy holders on the proxy card, will vote FOR the election of the director nominees and FOR the ratification of KPMG LLP. If any other business is brought before the meeting, any unspecified proxies will be voted in accordance with the judgment of the proxy holders voting those shares.

Holders of Series B Convertible Preferred Stock may NOT vote by telephone or the Internet.

6.	What happens if additional matters are presented at the meeting?

Other than the two items of business described in this proxy statement, we are not aware of any other business to be acted upon at the meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason one or more of our nominees is not available as a candidate for director, the persons named as proxy holders may vote your proxy for such other candidate or candidates as the Board may nominate.

7.	Can I change my vote once I vote?

Yes. You have the right to change or revoke your proxy at any time before the annual meeting by (a) notifying NATCO’s Corporate Secretary in writing, (b) returning a later-dated proxy card, or (c) if you hold common stock, entering a later-dated telephone or Internet vote. You also may change or revoke your proxy by voting in person at the annual meeting. Please note that, if you hold your shares through the NATCO Group Profit Sharing and Savings Plan (the “NATCO 401(k) Plan”), any changes or revocations of voting instructions to the Trustee of the NATCO 401(k) Plan must be received by our proxy tabulator, Mellon Investor Services or its agent, before midnight (Eastern daylight time) on May 7, 2007.

8.	Who counts the vote?

Representatives of Mellon Investor Services will tabulate the votes and will act as the inspector of election.

9.	Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects voting privacy. Your vote will not be disclosed either within the Company or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation.

10.	What shares are included in the proxy card?

Your proxy card represents all shares of NATCO common stock or preferred stock that are registered in your name and any shares you hold in the NATCO 401(k) Plan. If your shares are held through a nominee, you will receive either a voting instruction form or a proxy card from the nominee to vote your shares.

11.	How will the Trustee of the NATCO 401(k) Plan vote?

Each participant in the NATCO 401(k) Plan will instruct the Trustee how to vote the shares of NATCO common stock credited to the participant’s account in each plan. This instruction also applies to a proportionate number of those shares of NATCO common stock allocated to participants’ accounts but for which voting instructions are not timely received by the Trustee. These shares are referred to as Non-Directed shares. Each participant who gives the Trustee such an instruction acts as a named fiduciary for the plan under the Employee Retirement Income Security Act of 1974, as amended.

12.	What constitutes a quorum?

As of the record date, 17,368,760 shares of NATCO common stock and 15,000 shares of NATCO Series B Convertible Stock, having voting rights equivalent to 1,921,845 shares of common stock, were outstanding. A majority of the outstanding Voting Stock present in person or by proxy at the annual meeting is required to constitute a quorum to transact business at the annual meeting or at any adjournment or postponement of the annual meeting. However, the absence of a quorum of the holders of common stock shall not affect the exercise by the holders of Series B Convertible Preferred Stock of any voting rights they may have as a separate class. If you vote in person, by telephone, over the Internet or by returning a properly executed proxy card, you will be considered a part of that quorum. Abstentions and broker non-votes (that is, when a broker does not have authority to vote on a specific issue) will be treated as present for the purpose of determining a quorum but as unvoted shares for the purpose of determining the approval of any matter submitted to the stockholders for a vote. Abstentions and broker non-votes will have no effect on the election of directors or matters decided by a plurality vote.

If a quorum is not present, in person or by proxy, the meeting may be postponed or adjourned from time to time until a quorum is obtained. Each outstanding share of common stock entitled to vote under the provisions of the Company’s Restated Certificate of Incorporation will be entitled to one vote on each matter submitted to a vote at the meeting, and each outstanding share of Series B Convertible Preferred Stock will be entitled to 128.123 votes per preferred share.

13.	What vote is required for passage of each of the proposals up for consideration at the annual meeting, and how are votes counted?

(1)	Election of directors—Under NATCO’s bylaws, the two nominees receiving the greatest number of votes will be elected as directors at the annual meeting.

(2)	Ratification of auditors—Submission of the appointment of KPMG LLP to NATCO’s stockholders is not required. However, the appointment will be deemed ratified if votes cast in its favor exceed votes cast against ratification.

In the election of directors, you may vote “FOR” either or both of the nominees or your vote may be “WITHHELD” with respect to one of the nominees. For the election of directors, votes withheld do not affect whether a nominee has received sufficient votes to be elected. You may not cumulate your votes. Thus, a stockholder is not entitled to cumulate his votes and cast them all for any single nominee or to spread his votes, so cumulated, among more than one nominee.

For the other item of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, and abstaining has the same effect as a negative vote. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter, but they are counted as present for the purpose of determining the existence of a quorum. Shares as to which voting instructions are given as to at least one of the matters to be voted on are also deemed to be represented. If the proxy states how the shares are to be voted, and in the absence of instructions by the stockholder, such shares will be deemed to be represented at the meeting.

14.	Who will bear the cost of soliciting votes for the meeting?

The Company is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities other than reasonable out-of-pocket expenses directly related to such solicitation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses of such solicitation.

15.	Where can I find the voting results of the meeting?

We intend to announce preliminary voting results at the meeting. We will publish the final results in a press release or in our Quarterly Report on Form 10-Q for the second quarter of 2007. You can obtain a copy of the Form 10-Q by logging on to our website at http://www.natcogroup.com, by calling the Securities and Exchange Commission (the “SEC”) at 1-800-SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at http://www.sec.gov.

16.	How may I obtain the Company’s Form 10-K and other financial information?

A copy of our 2006 Form 10-K, is enclosed. Stockholders may request another free copy of our 2006 Form 10-K from:

NATCO Group Inc.

Attn: Investor Relations

2950 North Loop West

Suite 700

Houston, TX 77092

(713) 683-9292

Alternatively, current and prospective investors can access the 2006 Annual Report on the Investor Relations page of our web site at: http://www.natcogroup.com

We will also furnish any exhibit to the 2006 Form 10-K as specifically requested.

17.	May I receive future stockholder communications over the Internet?

Yes. You may consent to access future stockholder communications (for example, annual reports, proxy statements and interim communications) from us or on our behalf over the Internet instead of receiving those documents in the mail. Providing such communications over the Internet will reduce our printing and postage costs and the number of paper documents you would otherwise receive. If you give your consent, in the future, when, and if, material is available over the Internet, you will receive notification that will contain the Internet location of the material. There is no cost to you for this service other than charges you may incur from your Internet, telephone and/or cable provider. Once you give your consent, it will remain in effect until you inform us otherwise. To give your consent, if your shares are registered in your name, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the proxy card when you vote by mail. If your shares are registered in the name of a nominee, follow the directions provided by such nominee if this option is available. Paper copies of stockholder communications may be requested by contacting the Corporate Secretary at 713-683-9292.

A copy of the list of stockholders entitled to vote at the annual meeting will be available for inspection by qualified stockholders for proper purposes at our principal executive offices (2950 N. Loop West, Suite 700, Houston, Texas 77092) during normal business hours beginning on April 30, 2007 and at the annual meeting.

ITEMS TO BE VOTED ON BY STOCKHOLDERS

Proposal 1: Election of Directors

Our bylaws provide that the Board of Directors will be composed of eight members. The Board currently has eight members serving in three classes who are elected by holders of our Voting Stock, with three members in Class I, two members in Class II and three members in Class III. Class I, Class II and Class III directors are elected for terms of three years, currently expiring in 2008, 2009 and 2007, respectively.

Julie H. Edwards, Herbert S. Winokur, Jr. and Thomas R. Bates, Jr. currently serve as Class III directors. Mr. Winokur has notified the Company he intends to retire from the Board at the end of his current term, which will expire at the close of the 2007 annual meeting. The Board is currently engaged in a search for a director to fill the vacancy being created by Mr. Winokur’s retirement, but has not identified a successor candidate at the date of this proxy statement. Accordingly, the Board intends to amend the Company’s bylaws to reduce the number of seats on our Board until such time as an additional director is named. Mrs. Edwards and Mr. Bates are nominated for election at the annual meeting to fill the expiring Class III positions on the Board of Directors. If elected, they will hold office for three-year terms expiring at the annual meeting of stockholders in 2010, and until their respective successors have been duly elected and qualified, or until their earlier resignation or removal.

In accordance with the Company’s restated certificate of incorporation, as amended, and bylaws, the affirmative vote of a plurality of the votes cast by holders of Voting Stock entitled to vote in the election of directors at the annual meeting is required for the election of a nominee as director. Accordingly, although abstentions and broker non-votes are considered shares present at the meeting for the purpose of determining a quorum, they will have no effect on the election of directors.

The Board of Directors has no reason to believe that the nominees for election as directors will not be candidates or will be unable to serve, but if for any reason either nominee is unavailable as a candidate or unable to serve when the election occurs, the persons designated as proxy holders in the enclosed proxy card, in the absence of contrary instructions, will in their discretion vote the proxies for the election of a substitute nominee selected by the Board of Directors.

The Board of Directors recommends that you vote FOR the election of the nominees listed below under “Board of Directors—Nominees for Class III Directors for Three-Year Terms to Expire in 2010.” Properly completed proxies will be so voted unless authority to vote in the election of directors is withheld.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has appointed KPMG LLP, an independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2007. KPMG LLP has audited our consolidated financial statements since 1989. We are advised that no member of KPMG LLP has any direct or material indirect financial interest in the Company or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Voting Stock present or represented by proxy and entitled to vote at the annual meeting. See “Committee Reports—Audit Committee Report” for a discussion of KPMG LLP’s engagement, including independence and fees paid by us to KPMG in 2005 and 2006.

The Board of Directors recommends a vote FOR ratification of this appointment. If a stockholder does not specify a choice on such stockholder’s proxy, properly completed proxies will be so voted.

In the event the appointment is not ratified, the Audit Committee will reconsider the appointment of KPMG LLP and may retain that firm or other independent registered public accounting firms without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders. Representatives of KPMG LLP are expected to be present at the annual meeting and will be offered the opportunity to make a statement if they desire to do so. The representatives of KPMG LLP also will be available to answer questions and discuss matters pertaining to the Reports of Independent Registered Public Accounting Firm contained in the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006.

BOARD OF DIRECTORS

Nominees for Class III Directors for Three-Year Terms to Expire in 2010

The following sets forth information concerning the nominees for election as directors at the annual meeting, including each nominee’s age as of March 12, 2007, position with the Company, and business experience during the past five years.

Class III Directors

Nominees

Julie H. Edwards, 48. Director and member of the Audit Committee since December 2004; Chair of the Audit Committee since May 2005. Mrs. Edwards served as senior vice president of corporate development for Southern Union Company, an entity involved in the transportation, distribution and storage of natural gas in the US, from November 2006 to January 2007. She was senior vice president and chief financial officer of Southern Union from July 2005 to November 2006. Mrs. Edwards was executive vice president-finance and administration and chief financial officer of Frontier Oil Corp. from April 2000 to June 2005, was senior vice president and chief financial officer of Frontier from August 1994 to April 2000, and was vice president, secretary and treasurer from March 1991 to August 1994. Previously, she had worked at Smith Barney, Harris Upham & Co., Inc., in corporate finance, and had worked in the oil and gas industry as a geologist. Mrs. Edwards also is a director and a member of the audit, finance, and nominating and corporate governance committees of Noble Corp., a provider of diversified drilling services for the oil and gas industry.

Thomas R. Bates, Jr., 57. Director and member of the Governance, Nominating & Compensation Committee since March 2003; member of the Health, Safety & Environment Committee since July 2005. Mr. Bates has served as Managing Director of Lime Rock Management LP, Houston, Texas, an energy focused private equity firm, since October 2001. Mr. Bates previously served as Senior Vice President, then President of the Discovery Group of Baker Hughes, Inc. from June 1998 to January 2000, as CEO and President of Weatherford Enterra, Inc. from June 1997 to May 1998 and as President of the Anadrill Division of Schlumberger Ltd. from March 1992 to May 1997. Mr. Bates currently serves as a director and chairman of the audit committee of Reservoir Exploration Technology ASA, a seismic services provider, and as a director and member of the nominating, governance and compensation committee of Hercules Offshore, Inc., a provider of offshore drilling and liftboat services.

Retiring Director

Herbert S. Winokur, Jr., 63. Director since 1989, member of the Governance, Nominating & Compensation Committee from January to June 2004 and since December 2004 and Chairman of the Executive Committee since July 2004. Mr. Winokur is Chairman and Chief Executive Officer of Capricorn Holdings, Inc., a private investment company, and Managing General Partner of Capricorn Investors II, L.P. and Capricorn Investors III, L.P., private investment partnerships concentrating on investments in restructure situations, organized by Mr. Winokur in 1994 and 1999, respectively. He also is a Managing Member of Capricorn Holdings, LLC and Capricorn Holdings III, LLC (which are General Partners of Capricorn Investors II, L.P. and Capricorn Investors III, L.P., respectively). Prior to his current appointment, he was Senior Executive Vice President and director of Penn Central Corporation. Mr. Winokur also is a director of Holland Series Fund, Inc.

Continuing Directors

The following sets forth information concerning the Class I and Class II directors of the Company whose present terms of office will expire at the 2008 and 2009 annual meetings of stockholders, respectively.

Class I Directors

John U. Clarke, 54. Chairman of the Board since July 2004 and Chief Executive Officer since December 2004. Mr. Clarke has served as a Director of NATCO since February 2000, served as Chairman of the Governance, Nominating & Compensation Committee from December 2002 to September 2004 and was interim Chief Executive Officer of NATCO from September 2004 to December 2004. Prior to such time, from May 2001, Mr. Clarke served as President of Concept Capital Group, a financial and strategic advisory firm originally founded by Mr. Clarke in 1995. Immediately prior to reestablishing the firm, Mr. Clarke was a Managing Director of SCF Partners, a private equity investment firm. From 1999 to June 2000, Mr. Clarke was Executive Vice President of Dynegy, Inc., where he also was an Advisory Director and member of the Office of the Chairman. Mr. Clarke joined Dynegy in April 1997 as Senior Vice President and Chief Financial Officer. Prior to joining Dynegy, Mr. Clarke was a Managing Director of Simmons & Company International. From 1995 to 1997, he served as President of Concept Capital Group. Mr. Clarke was Executive Vice President and Chief Financial and Administrative Officer with Cabot Oil and Gas from 1993 to 1995. He was with Transco Energy from 1981 to 1993, last serving as Senior Vice President and Chief Financial Officer. Mr. Clarke is a director and member of the audit and human resources committees of Harvest Natural Resources, an international oil and gas company; and a director, member of the compensation and management development committee, and chairman of the audit committee of The Houston Exploration Company, an oil and gas exploration and production company. He is also Chairman of the Board of Directors of FuelQuest, a privately-held market service provider to petroleum marketers.

Patrick M. McCarthy, 61. Director since February 1998, President since December 1997 and Chief Operating Officer since June 2006. Mr. McCarthy served as Executive Vice President of NATCO, with marketing and operations responsibilities, from November 1996 to December 1997 and as Senior Vice President—Marketing from June 1994 to November 1996. Prior to joining us in June 1994, Mr. McCarthy was Vice President—Worldwide Oil and Gas at ABB Lummus Crest, an engineering and construction company.

Thomas C. Knudson, 60. Director and member of the Governance, Nominating & Compensation Committee since April 2005; Chair of the Governance, Nominating & Compensation Committee since May 2005; member of the Health, Safety & Environment Committee since July 2005. Mr. Knudson serves as President of Tom Knudson Interests LLC, providing consulting services in the areas of energy, sustainable development and leadership. From 1975 to his retirement in January 2004, Mr. Knudson served in various capacities with ConocoPhillips Inc., including Senior Vice President and member of the executive and management committees of Conoco and ConocoPhillips from 2000 to January 2004, Chairman and Chief Executive Officer of Conoco Exploration Production Europe Ltd. from 1997 to 2000 and Vice President, Conoco Natural Gas and Gas

Products from 1994 to 1997. Mr. Knudson is the non-executive chairman of the board of directors of Bristow Group, Inc. (formerly Offshore Logistics Inc.), a provider of helicopter transportation services to the offshore oil and gas industry, and a director and member of the conflict and audit committees of Williams Partners, L.P., a midstream oil and gas public limited partnership.

Class II Directors

Keith K. Allan, 66. Director since February 1998. Mr. Allan has served as Chair of the Health, Safety & Environment Committee since July 2005, and as an Audit Committee member since 1998. He was Chair of the Audit Committee from 1998 to May 2005. Mr. Allan was a director of NATCO (U.K.) Ltd. from October 1996 to January 1998. From February 1993 to August 1996, he was Technical Director in the North Sea for Shell U.K. Exploration and Production. From 1965 to February 1993, he served in a number of positions for Royal Dutch/Shell Group.

George K. Hickox, Jr., 48. Director and member of the Audit Committee since November 1998, and Chairman of the Governance, Nominating & Compensation Committee from September 2004 to May 2005. Mr. Hickox served as Chairman and Chief Executive Officer of The Wiser Oil Company, a publicly-traded, independent oil and gas exploration and production company, from May 2000 to June 2004. He is a member of Heller Hickox & Co., a company specializing in energy investments, a position he has held since September 1991. Mr. Hickox formerly served as a director of The Cynara Company prior to its acquisition by NATCO in November 1998. He presently serves as an officer or director of several privately-held companies.

Director Compensation

Directors who are our employees do not receive a retainer or fees for service on the Board or any of its committees.

The Governance, Nominating & Compensation, or GNC, Committee considered director compensation in May 2006, and, based on a review of peer company board compensation using published reports and market data, recommended changes to non-employee director compensation commencing in June 2006. The Board approved the GNC Committee recommendation effective June 2006, and the Company currently pays independent directors or their designees an annual fee of $34,000 and a fee of $1,500 per meeting for attendance at each meeting of the Board and its Committees (including telephonic meetings). Chairs of the Audit, GNC and Health, Safety & Environment Committees are paid an additional annual fee of $10,000, $7,500 and $5,000, respectively.

Pursuant to the Company’s stock incentive plans, in June 2006 the Company granted 2,500 restricted shares to each of its six independent directors. These restricted shares vest 100% on June 1, 2007, but are forfeitable if service discontinues prior to this date (other than for death, disability or retirement on reaching age 68). The restrictions shall lapse automatically in the event of a change in control. The Company will recognize expense of $467,000 related to these grants ratably over the vesting period. Directors also are reimbursed for reasonable out-of-pocket expenses related to the performance of their duties as directors. A summary of compensation earned by our nonemployee directors for their service during 2006 is set forth below.

Name	Fees Earned or Paid in Cash($)	Stock Awards($)(1)	All Other Compensation ($)(2)	Total($)
Keith K. Allan	$72,417	$71,191	$—	$143,608
Thomas R. Bates, Jr.	$55,750	$71,191	$—	$126,941
Julie H. Edwards	$68,958	$71,191	$—	$140,149
George K. Hickox, Jr.	$61,500	$71,191	$—	$132,691
Thomas C. Knudson	$63,458	$75,644	$—	$139,102
Herbert S. Winokur, Jr.	$47,250	$71,191	$—	$118,441

(1)	Represents amortization for 2006 of the award date fair value computed in accordance with Statement of Financial Accounting Standards No. 123R. An aggregate of 42,500 shares of restricted stock whose value is reported in the table above were awarded under the Company’s stock incentive plans on June 3, 2003, April 6, 2005, June 1, 2005 and June 1, 2006, respectively. Restrictions on the 2003 awards lapsed on June 3, 2006. Restrictions on the 2005 awards lapsed on April 6 and June 1, 2006. Restrictions on the 2006 awards will lapse on June 1, 2007, provided the recipient has continuously served as a director of the Company since the award date, and subject to the possibility of earlier lapse pursuant to applicable incentive plan. Notwithstanding the foregoing, the restrictions shall lapse on the recipient’s termination from the Board due to his death, disability (as determined by the Committee) or retirement from the Board on or after the attainment of the age of 68, or upon the occurrence of a change in control. At December 31, 2006, there were outstanding 2,500 shares of restricted stock issued to each nonemployee director as to which restrictions had not then lapsed.
(2)	The aggregate amount of perquisites or other personal benefits for each director during 2006 is less than $10,000.

CORPORATE GOVERNANCE

Director Independence

Under rules adopted by the New York Stock Exchange, or NYSE, no Board member qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company. The Board considers all relevant facts and circumstances in making a determination of independence. In particular, when assessing the materiality of a director’s relationship with the Company, the Board considers the issue not merely from the standpoint of the director, but also from the standpoint of persons or organizations with which the director has an affiliation. In its determination of independence, the Board of Directors reviews and considers all relationships and transactions between each director, his or her family members or any business, charity or other entity in which the director has an interest, on the one hand, and the Company, its affiliates or entities in which a member of the Company’s senior management has an interest, on the other. The Board also considers ownership of the Company’s stock. As a result of its independence reviews, the Board of Directors has affirmatively determined that Mr. Allan, Mr. Bates, Mrs. Edwards, Mr. Hickox, Mr. Knudson and Mr. Winokur are independent from the Company and its management, both for purposes of Board service and service on each of the Board’s committees. Mr. Clarke and Mr. McCarthy are executives of the Company, and, therefore, are not independent.

Board and Committee Meetings; Annual Meeting Attendance

The Board of Directors currently has three standing committees: the Audit Committee, the GNC Committee and the Health, Safety & Environment, or HSE, Committee. During 2006, the full Board of Directors held five meetings (at which the non-management directors also held executive sessions), the Audit Committee held thirteen meetings, the GNC Committee held five meetings and the HSE Committee held five meetings. Each director attended at least 80% of the meetings of the Board and at least 80% of the meetings of the committees of the Board on which he or she served. While all directors are encouraged to attend the annual meeting of stockholders, the Board does not have a policy on Board member attendance at such meeting. All of our directors attended the 2006 annual meeting of stockholders.

Audit Committee; Audit Committee Financial Expert

The members of our Audit Committee are Mrs. Edwards (Chair), Mr. Allan and Mr. Hickox. All three members are “independent” and qualified to serve on the Audit Committee under the standards of the NYSE and applicable securities laws and regulations, including Rule 10A-3 under the Securities Exchange Act of 1934, as amended. In addition, the Board of Directors has determined that Mrs. Edwards is an “audit committee financial expert” as defined in applicable federal securities laws and regulations. The charter of the Audit Committee, which was revised and adopted by the Board in February 2005, contains a detailed description of the Audit Committee’s duties and responsibilities. Under the charter, the Audit Committee has been appointed by the Board to assist in overseeing (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s independence, qualifications and performance, and (4) the performance of the Company’s internal audit function. The Audit Committee also has direct responsibility for the appointment, compensation and retention of the Company’s independent registered public accounting firm. The charter was included as an appendix to the Company’s 2005 proxy statement. A copy of the charter may be obtained as described under “—Obtaining Copies of Committee Charters, Our Business Ethics Policies or Other Governance Documents.”

Governance, Nominating & Compensation Committee

The GNC Committee serves as the Company’s standing nominating and compensation committee. Its members are Mr. Knudson (Chair), Mr. Winokur and Mr. Bates, each a non-employee director. Mr. Knudson, Mr. Bates and Mr. Winokur have been determined by the Board to be “independent” and qualified to serve on the GNC Committee under NYSE standards and applicable securities laws and regulations, including Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and Section 162(m) under the Internal Revenue Code. The GNC Committee adopted a revised charter that was approved by the Board in February 2007. A copy of the current charter may be obtained as described under “—Obtaining Copies of Committee Charters, Our Business Ethics Policies or Other Governance Documents.”

The GNC Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to governance, nomination of directors and executive compensation. In fulfilling its governance and nominating role, the committee assists the Board in identifying individuals qualified to become Board members, in determining the composition of the Board of Directors and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing the Company’s corporate governance guidelines. In fulfilling its compensation role, the committee assists the Board in assuring that the senior executives of the Company and its subsidiaries are compensated effectively, in a manner consistent with the stated compensation strategy of the Company, internal equity considerations, competitive practice and the requirements of applicable law, regulations and rules of applicable regulatory bodies.

Health, Safety & Environment Committee

The HSE Committee was formed in May 2005 to assist the Board of Directors in fulfilling its responsibilities to provide global oversight and support of the Company’s health, safety and environmental policies, programs and initiatives. Its three members are Mr. Allan (Chair), Mr. Bates and Mr. Knudson. Members of the HSE Committee are not required to be independent directors.

The HSE Committee functions under a revised charter adopted by the Board of Directors in February 2007. A copy of the charter may be obtained as described under “—Obtaining Copies of Committee Charters, Our Business Ethics Policies or Other Governance Documents.” Under the charter, the responsibilities and common recurring activities of the committee in carrying out its purpose include: reviewing the status of the Company’s health, safety and environmental policies, including processes to ensure compliance with applicable laws and regulations; reviewing the Company’s health, safety and environmental performance to determine consistency with policies and goals; reviewing and providing input to the Company on the management of current and emerging health, safety and environmental issues; and reporting periodically to the Board of Directors on health, safety and environmental matters affecting the Company.

Compensation Committee Interlocks and Insider Participation

During 2006, the GNC Committee consisted of Mr. Knudson (Chair), Mr. Bates and Mr. Winokur, each a non-management director during such period. There were no GNC Committee interlock relationships or insider participation in compensation arrangements during the year ended December 31, 2006.

Selection of Nominees for the Board of Directors

The GNC Committee assists the Board in identifying individuals qualified to become Board members and selecting, or recommending that the Board select, such individuals as the director nominees for election at the annual meetings of stockholders or for appointments to fill vacancies. In evaluating the suitability of potential directors, the GNC Committee takes into account many factors, including the candidate’s general understanding of marketing, finance or other elements relevant to the success of a publicly traded company in today’s business environment, understanding of the Company’s business on an operational level, education and professional background and availability and willingness to devote time to Board duties. The GNC Committee also evaluates each individual in the context of the Board as a whole, with the objective of having a Board that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound business judgment using its diversity of experience in these various areas.

In the event that the GNC Committee or the Board identifies the need to fill a vacancy or to add a new member to fill a newly created position on the Board, the GNC Committee will initiate a search process and keep the Board apprised of progress. Alternatively, if a potential Board member meeting the requirements of the Board is identified by a member of the Board or management, the GNC Committee will consider such proposed candidate and will evaluate the qualifications and independence of such candidate, and the needs of the Board. The GNC Committee may seek input from members of the Board, the Chief Executive Officer and other management and, if necessary, retain a search firm. In addition, as a matter of policy, the GNC Committee will consider candidates for Board membership properly recommended by stockholders. The initial candidate or candidates, including anyone recommended by a stockholder, who satisfy the specific criteria for Board membership and otherwise qualify for membership on the Board will then be reviewed and evaluated by the GNC Committee. The evaluation process for candidates recommended by stockholders is not different from candidates recommended by any other source.

To be considered by the GNC Committee, a stockholder recommendation for a nominee must be made by written notice to the Chairman of the committee and the Corporate Secretary of the Company, containing, at a minimum, the name, appropriate biographical information and qualifications of the nominee. In considering stockholder recommendations for nominees, the GNC Committee may request additional information concerning the nominee or the applicable stockholder or stockholders. The bylaws of the Company permit stockholders to nominate directors for election at an annual stockholders meeting whether or not such nominee is submitted to and evaluated by the Board. To nominate a director using this process, the stockholder must follow certain procedures required by the bylaws that are described under “Miscellaneous—Stockholder Proposals for the 2008 Annual Meeting” below.

Candidates nominated for election or re-election to the Board of Directors should possess the following qualifications:

•	personal characteristics:

•	high personal and professional ethics, integrity and values;

•	an inquiring and independent mind; and

•	practical wisdom and mature judgment;

•

broad training and experience at the management or policy-making level in business, government, education or technology that has provided the candidate with an appreciation of major issues relevant to the Company;

•	expertise that is useful to the Company and complementary to the background and experience of other Board members, so that an optimum balance of members on the Board can be achieved and maintained;

•	willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership;

•	commitment to serve on the Board over a period of several years to develop knowledge about the Company’s principal operations;

•	willingness to represent the best interests of all stockholders and objectively appraise management performance; and

•	involvement only in activities or interests that do not create a conflict with the director’s responsibilities to the Company and its stockholders.

The GNC Committee is responsible for assessing the appropriate mix of skills and characteristics required of Board members in the context of the perceived needs of the Board at a given point in time and shall periodically review and update the criteria as deemed necessary. Diversity in personal background for the Board as a whole may be taken into account in considering individual candidates.

Effective May 10, 2006, Thomas R. Bates, Jr. resigned as the director designee of the holders of the Series B Convertible Preferred Stock of the Company. On May 10, 2006, the Board elected Mr. Bates as a Class III Director of the Company, the class that is standing for election in 2007. During 2006, the Company did not name any new directors, nor did it pay any third party to identify or to assist in the evaluation of any candidate for election to the Board. The Company did not receive any stockholder recommendations or nominations for the Board for election at the annual meeting, except the nominations made by the Board that includes members who are stockholders. All of the nominees for election at the annual meeting are current members of the Board.

Code of Business Conduct and Ethics

The Board of Directors has adopted the NATCO Group Inc. Business Ethics Policies, which meet the requirements of a code of ethics under applicable federal securities laws and regulations and NYSE listing standards. Changes in and waivers to the Business Ethics Policies for the Company’s directors, executive officers and certain senior financial officers will be posted promptly on the Company’s website and maintained for at least twelve months.

Executive Sessions of the Board of Directors and the Presiding Director

At each regularly scheduled Board meeting, the Company’s non-management directors hold executive sessions at which the Company’s management is not in attendance. The presiding director at these sessions is the Chair of the GNC Committee.

Stockholder Communications; Reporting Concerns Regarding Accounting Matters

Stockholders and other interested parties may communicate directly with the Company’s Board, non-management directors or presiding director by sending a written communication appropriately addressed in care of the Company’s Corporate Secretary at the address indicated on the first page of this proxy statement.

Anyone who has a concern about the Company’s conduct, accounting, internal accounting controls or auditing matters, may communicate that concern directly to the Company’s management, Board of Directors, independent directors or Audit Committee. Such communications may be confidential or anonymous, and may be e-mailed, submitted in writing or reported by phone to special addresses or any of the toll-free phone numbers published on NATCO’s website, www.natcogroup.com, under the Investor Relations/Corporate Governance section.

All such concerns will be forwarded to the appropriate directors for their review, and all concerns related to audit or accounting matters will be forwarded to the Audit Committee. All reported concerns will be simultaneously reviewed and addressed by the Company’s General Counsel, or a designee. The status of all outstanding concerns addressed to the Company’s management, Board, independent directors or Audit Committee will be reported to the Board on a quarterly basis. The Board may direct special treatment, including the retention of outside advisors or counsel, for any concern addressed to them. The Company’s Business Ethics Policies prohibit any retaliatory action against any employee for raising legitimate concerns or questions regarding these matters, or any suspected violation of law, regulations or the Business Ethics Policies.

Obtaining Copies of Committee Charters, Our Business Ethics Policies or Other Governance Documents

The charters of the Audit, GNC and HSE Committees, and the Company’s Corporate Governance Guidelines, Business Ethics Policies and other governance materials are available on the Investor Relations/Corporate Governance section of the Company’s website at www.natcogroup.com. Additionally, any stockholder who so requests may obtain printed copies of such documents from the Company’s Corporate Secretary at the address indicated on the first page of this proxy statement.

DIRECTORS AND EXECUTIVE OFFICERS

The following table identifies our directors and executive officers as of March 12, 2007.

Name	Age as of 3/12/07	Position(s)	Board Committee(s)
John U. Clarke	54	Chairman of the Board and Chief Executive Officer (Class I—term expiring in 2008)	—
Patrick M. McCarthy	61	Director, President and Chief Operating Officer (Class I—term expiring in 2008)	—
Keith K. Allan	66	Director (Class II—term expiring in 2009)	Audit; HSE (Chair)
Thomas R. Bates, Jr.	57	Director (Class III—term expiring in 2007)	GNC; HSE
Julie H. Edwards	48	Director (Class III—term expiring in 2007)	Audit (Chair)
George K. Hickox, Jr.	48	Director (Class II—term expiring in 2009)	Audit
Thomas C. Knudson	60	Director (Class I—term expiring in 2008)	GNC (Chair); HSE
Herbert S. Winokur, Jr.	63	Director (Class III—term expiring in 2007)	GNC
Robert A. Curcio	49	Senior Vice President—Gas Technologies and Technology & Product Development	NA
Katherine P. Ellis	46	Senior Vice President, Secretary and General Counsel	NA
Knut Eriksen	56	Senior Vice President—Engineered Systems	NA
Bradley P. Farnsworth	53	Senior Vice President & Chief Financial Officer	NA
James D. Graves	49	Vice President & Controller	NA
C. Frank Smith	55	Executive Vice President	NA
David R. Volz, Jr.	53	President—TEST Automation & Controls	NA
Joseph H. Wilson	54	Senior Vice President—Global Marketing	NA

Biographies for our directors, including Mr. Clarke and Mr. McCarthy, who also are executive officers of the Company, are set forth above under the captions “Board of Directors—Continuing Directors.” Biographies of our other executive officers follow.

Robert A. Curcio. Senior Vice President—Technology and Product Development since May 1998 and Senior Vice President—Gas Technologies since January 2005. Mr. Curcio spent 20 years at Exxon Corporation and its affiliates, holding various positions in marketing, engineering and manufacturing management. Mr. Curcio was Global Markets Director—Heavy Duty Diesel Additives of Exxon Chemical’s PARAMINS division from February 1996 to May 1998, Global Markets Manager—Specialty and Niche Additives of PARAMINS from January 1995 to February 1996, and PARAMINS Product Manager—Large Engine Additives from July 1992 to January 1995.

Katherine P. Ellis. Senior Vice President, Corporate Secretary and General Counsel since March 2003. Ms. Ellis held various counsel positions at Nabors Industries from December 1996 to December 2002, serving most recently as General Counsel. From 1987 to 1996 she was associated with the law firm of Baker & Botts, LLP in Houston, Texas.

Knut Eriksen. Senior Vice President—Engineered Systems since January 2006. Mr. Eriksen was a Senior Vice President of Aker Kvaerner, Inc. and its predecessor, Aker Maritime Inc., from 2001 to January 2006, most recently heading operations and business development for its deepwater business unit in Houston. Prior to rejoining Aker Maritime in 2001, Mr. Eriksen was President of Knut Eriksen Enterprises, a consultant to the deepwater market segment. He was a Vice President of Unocal Corporation from 1998 to 1999, responsible for worldwide deepwater development, and served in various positions with Aker Maritime, ASA from 1987 to 1998, most recently as President of Aker Engineering, Inc. in Houston.

Bradley P. Farnsworth. Senior Vice President and Chief Financial Officer since October 2006. From 2002 to October 2006, Mr. Farnsworth served as an independent consultant on accounting and finance projects for a variety of public and private entities, including an 18-month assignment with the Company covering areas such as interim controller, working capital and treasury improvement, and SEC reporting and compliance. From September 1997 to October 2001, he was employed by Dynegy Inc., serving most recently as Senior Vice President, Financial Processes and Systems.

James D. Graves. Vice President and Corporate Controller since October 2005 and principal accounting officer since November 2005. Mr. Graves, a certified public accountant, served as Vice President and Controller of Philip Services, Corp. from January 2005 to October 2005. He was Vice President and Chief Financial Officer of BSI Inspectorate America, Inc., from August 2003 to November 2004 and Corporate Controller of Core Laboratories, NV from January 2000 to August 2003. Prior to joining Core Laboratories, he served in various accounting capacities at public and private corporations, including oilfield services companies ABB Vetco Gray, Veritas DGC and Cooper Cameron Corporation, Cameron Division.

C. Frank Smith. Executive Vice President of NATCO Group Inc. since January 2002. Mr. Smith was President of NATCO’s US operations from January 1998 until January 2002, and served as Senior Vice President—Sales and Service from September 1993 to December 1997 and as the Northern Region Director of Sales and Service Centers from April 1992 to September 1993.

David R. Volz, Jr. President of TEST Automation & Controls since its acquisition by NATCO in June 1997. Mr. Volz joined TEST in 1976 as a Technical Specialist and held a number of positions of increasing responsibility prior to serving as President.

Joseph H. Wilson. Senior Vice President since April 1999, most recently serving as Senior Vice President—Global Marketing since January 2005. Prior to joining us, Mr. Wilson served as Strategic Accounts Manager of Baker Hughes Inc., with responsibilities for strategic business development, from January 1999 to April 1999. From January 1997 to January 1999, Mr. Wilson served as Gulf Coast Region Manager of Baker Hughes INTEQ’s fluids, directional drilling and MWD (measurement while drilling) business. From January 1994 to January 1997, Mr. Wilson was Director of Sales and Systems Marketing for all of INTEQ. Prior to January 1994, Mr. Wilson held a number of positions in sales, operations and marketing with Baker Hughes INTEQ, Baker Sand Control and BJ Services, each an oilfield service company.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock by (1) each person known by us to be the beneficial owner of more than 5% of our common stock, (2) each director, (3) each of the Named Executive Officers (as defined in “Executive Compensation—Summary Compensation Table” below) and (4) all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power over the shares indicated as owned by such person. The information is as of March 12, 2007 with respect to directors and officers, and as of the date of the most recent SEC filing of the applicable person made prior to March 12, 2007, with respect to other persons named.

Beneficial Owner (1)	Address	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
FMR Corp. and Edward C. Johnson (2)(3)	82 Devonshire Street Boston, Massachusetts 02109	2,382,950	13.7%
David Nierenberg and The D3 Family Funds (2)(4)	19605 NE 8th Street Camas, Washington 98607	1,708,401	9.4%
J. Carlo Cannell (2)(5)	150 California Street, Fifth Floor San Francisco, California 94111	1,000,000	5.8%
Herbert S. Winokur, Jr., et al. (6)	30 East Elm Street, Greenwich, Connecticut 06830	919,500	5.3%
John U. Clarke (7)	2950 N. Loop West, Suite 700 Houston, Texas 77092	218,715	1.3%
Patrick M. McCarthy (7)	2950 N. Loop West, Suite 700 Houston, Texas 77092	119,844	*
Robert A. Curcio (7)	2950 N. Loop West, Suite 700 Houston, Texas 77092	20,304	*
Knut Eriksen (7)	2950 N. Loop West, Suite 700 Houston, Texas 77092	24,334	*
Bradley P. Farnsworth (7)	2950 N. Loop West, Suite 700 Houston, Texas 77092	9,140	*
C. Frank Smith (7)	2950 N. Loop West, Suite 700 Houston, Texas 77092	76,074	*
Keith K. Allan (8)	2950 N. Loop West, Suite 700 Houston, Texas 77092	30,234	*
Thomas R. Bates, Jr. (8)	2950 N. Loop West, Suite 700 Houston, Texas 77092	12,500	*
Julie H. Edwards (8)	2950 N. Loop West, Suite 700 Houston, Texas 77092	20,100	*
George K. Hickox, Jr. (8)	2950 N. Loop West, Suite 700 Houston, Texas 77092	233,852	1.4%
Thomas C. Knudson (8)	2950 N. Loop West, Suite 700 Houston, Texas 77092	17,500	*
All Directors and Executive Officers as a Group (16 persons) (7)		1,888,970	10.7%

*	Indicates beneficial ownership of less than one percent of outstanding common stock.

(1)	Shares are considered “beneficially owned,” for purposes of this table, if the person directly or indirectly has sole or shared voting and/or investment power with respect to such shares, and/or if a person has the right to acquire shares within 60 days of March 12, 2007. Shares that are indicated as beneficially owned in the table above that meet this 60-day criteria include: (1) Mr. Allan, 18,334; (2) Mr. Clarke, 40,668; (4) Mr. Curcio, 5,881; (5) Mrs. Edwards, 2,500; (6) Mr. Hickox, 11,167; (7) Mr. McCarthy, 97,111; (8) Mr. Smith, 55,685; (10) Mr. Farnsworth, 0; and (11) all directors and executive officers as a group, 361,005.
(2)	As reported in the most recent Schedule 13D, Schedule 13G or Section 16 filing of such person filed with the Securities and Exchange Commission on or before March 12, 2007.
(3)	The Schedule 13G is filed by Edward C. Johnson 3d and FMR Corp. The shares are owned by two subsidiaries of FMR Corp., Fidelity Management & Research Company, a registered investment adviser, and Fidelity Management Trust Company, a bank as defined in Section 3(a)(6) of the Securities Exchange Act. Mr. Johnson is the Chairman of FMR Corp., and with FMR Corp. has sole dispositive power to dispose of the shares owned by Fidelity Management & Research Company and Fidelity Management Trust Company. Mr. Johnson and FMR Corp. have sole power to vote or direct the voting of the shares held by Fidelity Management Trust Company. Neither Mr. Johnson nor FMR Corp. has the sole power to vote or direct the voting of the shares owned by Fidelity Management & Research Company. Members of Mr. Johnson’s family may be deemed to form a controlling group with respect to FMR Corp.
(4)	The Schedule 13D, as amended, is filed by David Nierenberg, The D3 Family Funds (The D3 Family Fund, L.P., The DIII Offshore Fund, L.P. and The D3 Family Bulldog Fund, L.P.), Nierenberg Investment Management Company, Inc. (the general partner of The D3 Family Fund and The D3 Family Bulldog Fund) and Nierenberg Investment Management Offshore, Inc. (the general partner of the DIII Offshore Fund). Mr. Nierenberg is president of each general partner of The D3 Family Funds.
(5)	The Schedule 13G is filed by J. Carlo Cannell, controlling member of Cannell Capital, LLC (the “Advisor”). The Advisor acts as investment sub-adviser to The Cuttyhunk Fund Limited, investment advisor to The Anegada Master Fund Limited and TE Cannell Portfolio, Ltd., and is the general partner of and investment advisor to Tonga Partners, L.P. Of the 1,000,000 shares reported as beneficially owned, Cuttyhunk owns 200,000 shares, Anegada owns 226,330 shares, TF Cannell Portfolio owns 217,420 shares and Tonga owns 356,250 shares.
(6)	The Schedule 13G, as amended, is filed by Capricorn Holdings, Inc., a Delaware corporation (“Holdings Inc.”), Winokur Family Investors, LLC (“WFI”) and Herbert S. Winokur, Jr. (collectively, the “Filing Parties”). Of the 919,500 shares reported as beneficially owned by Mr. Winokur and the other Filing Parties, 710,825 shares are owned directly by Holdings Inc., 180,287 shares are directly owned by WFI, of which Mr. Winokur is an owner, and 26,428 shares are owned directly by Mr. Winokur. As the manager of Holdings LLC and WFI and the sole stockholder of Holdings Inc., Mr. Winokur may be deemed to control each of them and, in such capacities, possesses voting and dispositive power over the shares held by them. Accordingly, Mr. Winokur may be deemed the beneficial owner of all of the shares reported as beneficially owned by the Filing Parties. Of the shares reported as beneficially owned, 300,000 shares are held in a general margin account with a brokerage firm.
(7)	Included in the number of shares beneficially owned are restricted shares for which restrictions have not lapsed and may be subject to forfeiture if the requirements are not met in the future, as follows: Mr. Clarke (76,946), Mr. McCarthy (5,833), Mr. Curcio (2,700), Mr. Eriksen (16,000), Mr. Farnsworth (8,000), Mr. Smith (2,125) and all directors and executive officers as a group (133,070) (including restricted stock referenced in notes (6) and (8)).
(8)	Includes 2,500 unvested, restricted shares granted to the named independent director over which such director has the right to exercise voting power.

COMPENSATION DISCUSSION & ANALYSIS

The following is a summary of the material elements of the Company’s compensation program for its named executive officers and other members of senior management. Specific amounts awarded to, earned by or paid to the named executive officers in 2006 are discussed under “Executive Compensation.”

In accordance with its charter, the GNC Committee of the Board of Directors is responsible for overseeing development of executive compensation policies that support the Company’s strategic business objectives and values. The GNC Committee, entirely composed of independent directors, has oversight responsibility related to compensation levels established for executive officers, guidelines for company-wide compensation and employee benefit policies and our annual cash compensation and long-term incentive plans.

Objectives of the Company’s Compensation Programs

The Company’s overall objectives in setting compensation for executive officers and key employees are:

•	to attract and retain talented and experienced people; and

•	to motivate executive officers to work as a team in pursuit of stated goals, aligned with the interests of the Company and its shareholders.

The Company attempts to satisfy these objectives by providing competitive compensation to its executive officers and key employees based upon general market data, establishing well-defined near- and long-term goals and objectives, achieving an appropriate mix of cash and equity components of total compensation and focusing on pay for performance and retention. The GNC Committee monitors general market conditions, changes in legal, accounting and tax regulations and other developments that may, from time to time, require modification of the executive compensation program to ensure the program is properly structured to achieve its objectives.

Compensation Philosophy

The Company’s ability to implement successfully its strategy for growth is highly dependent upon its attracting, retaining and developing employees with the needed experience, skill sets and motivation to build a global oil service company whose success is based on technology leadership and its offerings of high quality equipment and services. The Company believes that setting appropriate compensation levels consistent with its objectives often involves balancing competing needs and desires of various constituencies, including:

•	the Company’s desire to attract and retain personnel with the skills, educational qualifications and experience to enable the Company to grow and achieve its business goals;

•	the Company’s rate of growth;

•	the employee’s desire to be adequately compensated for his or her services, consistent with comparable positions in the market;

•	the employee’s desire for career advancement;

•	competitors’ demands for services of the Company’s employees, which apply upward pressure on compensation; and

•	shareholders’ desire for increased returns.

Further, the Company believes that:

•	compensation, particularly incentive compensation, should be designed to drive desired behaviors consistent with the Company’s values and to achieve stated goals;

•

different types of compensation are appropriate for different levels of employees — more senior executives should have more of their incentive compensation at risk for, and tied to, Company and individual performance;

•	it is in a cyclical business which requires a flexible compensation program that is responsive to different requirements at various points in the cycle;

•	in approving compensation, recent compensation history of the executive officer, including special or unusual compensation payments, should be taken into consideration;

•	incentive compensation for executive officers should link pay to achievement of stated financial and other strategic goals;

•	senior management ownership of Company stock should be encouraged;

•	the total compensation program should be competitive with the types of companies with which NATCO competes for top management talent;

•	certain senior management positions will require employment agreements setting out the rights and obligations of the employee and the Company; and

•	fair protection of senior management and key employees should be provided in the event of termination associated with a change in control.

While we have no set standards with respect to relative pay levels by officer rank within the organization, the Company, with the assistance of an outside expert retained by management (Hay Group, a global consultancy firm), has established grade values for each senior position within the Company and uses those grade values as one means of setting relative compensation by position and incumbent officer.

Typically, the GNC Committee reviews and approves annual goals and objectives to be used as performance measures in various elements of the Company’s compensation program. The GNC Committee reviews senior management performance against those goals on a regular basis. The Chief Executive Officer also plays a critical role in the compensation process, in identifying key employees, monitoring their performance, establishing financial and performance goals for consideration by the Board and its committees, and making recommendations to the GNC Committee regarding salaries, cash bonuses and long-term incentive awards for senior executives and other key employees. However, the Chief Executive Officer does not participate in the process of setting his own compensation or evaluating his own performance. That responsibility lies with the GNC Committee and ultimately with the Board of Directors.

The GNC Committee also utilizes outside advisors to assist in reviewing compensation matters, including market rates, appropriate compensation mix and other issues related to compensation. The GNC Committee engaged Towers Perrin, a global professional services firm having human resource design, strategy and management expertise, to review from time to time various aspects of the Company’s compensation programs. During 2006, this consultant conducted several assignments at the direction of the Committee, including (1) a review of long-term incentive compensation for senior management, (2) a review of management change in control/severance agreements and (3) a review of director compensation.

Elements of Compensation

The Company’s executive compensation program:

•	includes three primary components: (1) base salary; (2) annual cash incentive bonus; and (3) long-term incentives consisting of stock options, restricted shares and/or performance units;

•	is performance-oriented, with a significant portion of executive compensation being “at risk;”

•

provides total compensation opportunities that are comparable to the opportunities provided at similarly-situated companies generally and to defined peer group companies, as determined from time to time; and

•	affords competitive benefit packages with limited perquisites.

The Company considers each element of executive compensation, at separate times of year, and also considers overall compensation at least once annually. Typically, bonuses are reviewed in the first quarter, long-term compensation and the overall compensation package are considered in the second quarter and base salaries are reviewed in the fourth quarter. In 2006, the Company examined base salaries for the Chairman and Chief Executive Officer and President and Chief Operating Officer in the second quarter, as consideration of these salaries had been deferred from the prior year. The Company also increased the then-serving Chief Financial Officer’s salary at this time based on market conditions. The remaining senior executive salaries were reviewed in the fourth quarter.

Base Salary. Executive officer salaries are based on an evaluation considering selected energy and general industry company data, the executive’s responsibilities, complexity of duties, performance and length of time in the position, internal equities among positions and general economic conditions. Overall base salaries are derived by reviewing, among other things, the median level of compensation for selected peer companies and other companies, often larger, with which we compete for employees. For 2006, our peer group of similarly sized companies in similar businesses included Oceaneering International, Grant Prideco, Hydril, TETRA Technologies, Newpark Resources and Global Industries. During 2006 and the first quarter of 2007 we attracted and hired three officers whose previous employers were Aker Kvaerner, Hanover Compression and ABB/Vetco, each significantly larger than our Company. To determine salary levels paid within the market, the GNC Committee reviews various compensation surveys and proxy information of our competitors and consults with independent compensation consulting firms from time to time. The GNC Committee reviews executive salaries at least annually, usually in October, and makes adjustments, if appropriate.

Annual Cash Incentive Bonus. Annual cash incentive bonus awards are linked to the achievement of company-wide and individual financial, performance and safety goals and are designed to put a meaningful portion of total compensation at risk. Under the 2006 bonus plan, a bonus target was established for each executive officer and key employee participating in the plan, based on a subjective evaluation considering peer company data and the executive officer or key employee’s level of responsibility and ability to impact our results. In 2006, the individual bonus targets for the Named Executive Officers ranged from 50% to 75% of base salary, and represented the “at risk” portion of annual cash compensation. Objectives under the 2006 bonus plan, which were set in advance with the approval of the GNC Committee, included: (1) corporate performance measures based on consolidated earnings before income tax, depreciation and amortization, or EBITDA (to drive value creation), and return on assets (to earn competitive rates of return); and (2) business unit performance goals (to drive behaviors), adjusted in each case by application of an individual contribution factor (which may range from a discount to target for lesser performance to 150% of the target award for superior performance), based on the achievement of individual goals. The GNC Committee reviews overall progress against corporate and business unit goals at least quarterly, and monitors executive officer progress against individual goals semi-annually. After a year-end review, the GNC Committee, in its sole discretion, approves funding of the bonus pool on a corporate and business unit basis. The GNC Committee separately approves the amount of the annual incentive payment, if any, that will be awarded to each executive officer (including the CEO and other Named Executive Officers) based on the GNC Committee’s qualitative and quantitative evaluation of the extent to which company-wide, business unit and individual performance goals are achieved and general economic and industry conditions. Bonus awards related to a fiscal year typically are paid by March 15 of the following fiscal year.

Each financial metric within the 2006 bonus plan has a minimum threshold level which must first be satisfied before any related award amount is released to the bonus pool. Further, the total bonus pool will only fund if the corporate EBITDA threshold amount, measured after taking into account the bonus accrual, is satisfied. Typically, the various threshold levels have represented 75% of the targeted amount. Target corporate performance (at 100% payout) is tied generally to the achievement of annual business plan results and stated objectives. For 2006, the corporate performance measures accounted for 60% of the total pool (with 40% of the total tied to achievement of the 2006 business plan EBITDA target and 20% tied to the return on assets measure) while business unit goals accounted for the remaining 40%. Individual bonuses are capped at 2.0 times base salary and the total pool amount for 2006 cannot exceed the greater of: 12% of consolidated EBITDA or 2.0 times the target pool or an amount the Board may otherwise set in its discretion. Further, the total bonus pool amount, after final individual participant allocations (based on the individual’s performance factor), cannot exceed 110% of target amount without prior approval of the GNC Committee.

The GNC Committee, in its discretion, may revise performance objectives and the amount to be paid out upon the attainment of such objectives. The performance objectives were not modified for 2006, but the Committee eliminated certain one-time gains and losses in its determination of corporate and business unit financial performance, consistent with established practice.

Long-Term Incentive Compensation. We make long-term incentive compensation awards under stockholder-approved plans to align the interests of executive officers and key employees with those of stockholders, and to provide certain retention incentives to create long-term employee relationships. The objective of the Company’s long-term incentive program is to provide competitive non-cash compensation, utilizing stock options, restricted stock and/or performance units within plan limits, while closely managing dilution and minimizing adverse accounting consequences.

The GNC Committee strives to limit the total number of options or restricted stock awarded to no more than a specified percentage of total shares outstanding. This ratio is often referred to as the “burn rate.” In addition, the GNC Committee strives to limit the total number of previously granted options and restricted stock awards and those available for future grant under stockholder-approved plans to less than a specified percentage of total shares outstanding and shares available for grant. This ratio is often referred to as overhang.” The GNC Committee bases awards on a subjective evaluation considering market data and the executive officer’s or key employee’s ability to impact our results. Consideration is also given to amounts, timing and vesting status (or, in the case of restricted stock, whether the restrictions have lapsed) of previous awards to each executive officer or key employee, total options outstanding and available under the plan, the level and volatility of our share price and the amount of appreciation realized by the stockholders over comparable periods.

Options typically vest over several years, usually a minimum of three years, and have an exercise price at least equal to the fair market value of the common stock on the date of grant, defined under the Company’s incentive plans to be the average of the high and low trading prices on that date. Therefore, options have no worth to the holder unless the Company’s stock price appreciates in value prior to expiration of the grant. Restricted stock awards contain various restrictions that may be performance-based, time of service-based or both. In 2006, we granted performance-based restricted stock to senior management (other than grants to new hires), and time-based restricted stock to certain other managers and certain new hires. If the performance requirements are not met by the specified times, the shares will be forfeited to the Company. In recent grants, including those made in 2006, each senior executive is required to retain one-third of the option or restricted stock grant after exercise or lapse for a period of three years if the executive remains employed by the Company, absent any exception approved by the GNC Committee. In June 2006, we awarded performance units that measure Company performance against defined peer group companies over a three-year performance cycle. The number of units awarded will be adjusted at the end of the performance cycle depending on the Company’s total return to shareholders compared with total return to shareholders of each of the companies comprising the Philadelphia Stock Exchange’s Oil Service Index at the end of the period, provided that the Company’s total return to shareholders over the cycle (a) is not negative, (b) equals or exceeds the 40th percentile of the companies within the comparison group and (c) equals or exceeds the three-year US treasury bill rate at July 1, 2006. Performance units actually earned at the end of the cycle can range from 50% to 200% of the initial award. The units will be settled in cash at a value of $1.00 per unit earned, as determined at the end of the performance cycle, if the requisite thresholds are met.

Guidelines in 2006 for long-term incentive awards under the Company’s plans included (1) targeting long-term incentive compensation at the 50th percentile versus peer companies, (2) managing overhang within our 12.5% target range, (3) maintaining a burn rate of less than 2%, and (4) limiting the value of any single grant to $1 million for any individual. In 2006, targeted awards for senior executives, including the CEO and other

Named Executive Officers, were calculated generally by multiplying the base salary by a position grade factor of the executive, subject to adjustment at the discretion of the GNC Committee. Position grade factors for the named executive officers were 2.0 for the Chairman and Chief Executive Officer, 1.0 for the President and Chief Operating Officer, and 0.75 for Executive and Senior Vice Presidents who were employed at the time of the grants, with modified awards to recently hired executives who had received long-term incentive compensation in connection with their first day of employment.

In 2006, senior executive long-term compensation awards generally were allocated one-third to option grants, one-third to performance-based restricted stock awards (tied to the Company achieving $2.25 earnings per share on a trailing twelve months basis for three consecutive quarters) and one-third to performance units. The GNC Committee, with the advice of its outside compensation consultant, selected the different types and mix of long-term incentive compensation for senior executives to address various objectives. These included, first, driving improvement in corporate performance, thus increasing value for our shareholders; and, second, aligning the interest of management with the Company’s strategic objectives by allowing key managers to earn a stake in the value created as a result of their efforts. The GNC Committee also considered the accounting treatment of each type of long-term incentive compensation (fixed, in the case of the options and restricted stock awarded, and variable, in the case of the performance units awarded) and limiting potential dilution to shareholders (with options and restricted stock being settled in stock and the performance units being settled in cash). In addition, the GNC Committee sought to promote alignment of executive officer interests with those of the Company’s shareholders by increasing share ownership by executives. All three types of long-term incentive compensation also are intended to promote long-term retention of senior executives, with features including a three-year vesting schedule, in the case of options, a dual requirement of achieving the performance goal and remaining employed by the Company through August 15, 2009, in the case of the performance-based restricted stock, and a three-year cycle before payout, in the case of the performance units. At least one-third of the original award of options or restricted stock, as the case may be, also must be retained by the executive following exercise or lapse of restrictions, as applicable, until the earlier of three years or termination of employment, absent exemption from such requirement by the GNC Committee.

Long-term incentive compensation awards made in 2006 to Named Executive Officers are set forth below:

Named Executive Officer (1)	Number of Restricted Shares Granted	Number of Options Granted	Performance Units Awarded (2)
John U. Clarke	8,800	15,525	264,000
Patrick M. McCarthy	5,833	10,300	175,000
C. Frank Smith	2,125	3,750	64,000
Robert A. Curcio	2,700	4,763	81,000
Knut Eriksen	16,000	26,800	31,000
Bradley P. Farnsworth	8,000	15,000	—
Richard W. FitzGerald (3)	4,333	7,644	130,000

(1)	Mr. Eriksen was elected as Senior Vice President—Engineered Systems of the Company on January 9, 2006 and received awards of 15,000 shares of restricted stock and 25,000 options on that date. He subsequently received additional restricted stock and option awards as part of the annual long-term incentive compensation assessment. Mr. Farnsworth was elected as Chief Financial Officer of the Company on October 9, 2006. Awards to Mr. Farnsworth were made on his first day of employment. Awards to all other officers were made as part of the annual long-term incentive compensation assessment.
(2)	Represents the number of units initially awarded. Such units will be adjusted at the end of the performance cycle as described under “—Long-Term Incentive Compensation.”
(3)	Mr. FitzGerald served as Chief Financial Officer Company from January 1 to August 8, 2006. All of the awards made to Mr. FitzGerald in 2006 were forfeited or canceled on his termination date.

In the fourth quarter of 2006, the GNC Committee confirmed that performance requirements on certain grants of restricted stock made in 2004 and 2005 to certain key employees, including members of senior management, had been met. The Committee eliminated certain one-time gains and losses in the periods under consideration in making its determination that the earnings per share requirements had been met.

Benefits and Other Items. Our benefits packages are intended to be competitive with those of peer companies with which we compete for employees. Benefits offered include:

•	Medical/dental/vision coverage

•	Employee Assistance Program

•	Life insurance

•	401(k) match

Several of the Company’s subsidiaries maintain a defined contribution retirement plan (the NATCO 401(k) Plan) covering substantially all US non-union hourly and salaried employees who have completed three months of service. Employee contributions of up to 3% of each covered employee’s compensation are matched 100% by the employing subsidiary with an additional 2% of covered employee’s compensation matched at 50%. In addition, the employing subsidiary may make discretionary contributions from time to time to all eligible participants, as profit sharing contributions. The board of directors of each employing subsidiary reviews and approves all discretionary contributions. During 2006, the employing subsidiaries provided an additional match equal to 1% of each covered employee’s compensation. Similar plans are maintained at our significant non-US subsidiaries.

Certain executive officers also receive perquisites from the Company, although these are generally limited. Such perquisites may include provision of company cars or car allowances, country or social club memberships in limited circumstances (for business-related entertainment), or other limited benefits. The Company eliminated future corporate cars or car allowances unrelated to a business need (for example, sales or service requirements comprising a substantial percentage of the employee’s job) late in 2004, but grandfathered certain then existing car and car allowance benefits. All of the perquisites provided to the CEO and Named Executive Officers in 2006 are identified in the Summary Compensation Table included in this proxy statement under the caption “Executive Compensation.”

Deductibility of Compensation. Under Section 162(m) of the US Internal Revenue Code, the amount of compensation paid to or accrued for the Chief Executive Officer and the four other most highly compensated executive officers which may be deductible by the Company for federal income tax purposes is limited to $1 million per person per year, except that compensation which is considered to be “performance-based” under the Code and the applicable regulations is excluded for purposes of calculating the amount of compensation.

To the extent the Company’s compensation policy can be implemented in a manner which maximizes the deductibility of compensation paid by the Company, the Board of Directors seeks to do so. Accordingly, the Company has designed its incentive compensation plans so that compensation in the form of awards or grants made under either plan will be “performance-based” under the applicable provisions of the Code. However, the Board reserves the right to award compensation that does not meet the requirements of Section 162(m) if it determines that such awards are necessary to provide a competitive compensation package.

Employment, Termination and Change of Control Arrangements

Since it is in the best interest of the Company to retain key employees during times of uncertainty, particularly with respect to a potential change in control, NATCO has employment or change in control agreements with certain executives as described under “Executive Compensation—Employment, Termination and Change in Control Arrangements.” These agreements provide a reasonable degree of financial protection to key employees who might be at risk of losing their employment upon occurrence of a change in control which, in turn, will help assure their acting in the best interest of the Company and its stockholders without regard to personal outcome. The GNC Committee reviewed and evaluated officer tally sheets that summarized NATCO’s contractual obligations under various termination scenarios with respect to each such agreement adopted in 2006. The GNC Committee, with the assistance of its outside compensation consultant, concluded that the terms of these agreements were reasonable and in the best interests of our shareholders.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information concerning compensation paid or payable to the Chief Executive Officer, the Chief Financial Officer, the four other most highly compensated executive officers and the former Chief Financial Officer of the Company with respect to the year ended December 31, 2006 (the “Named Executive Officers”):

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
John U. Clarke—Chief Executive Officer	2006	$420,923	$—		$388,699	(3)	$106,246	$500,000	$24,889	(4)	$1,440,757

Patrick M. McCarthy—President & Chief Operating Officer	2006	$332,627	$—		$97,163	(3)	$46,587	$300,000	$30,582	(4)	$806,959

Bradley P. Farnsworth—Chief Financial Officer (5)	2006	$46,154	$—		$26,210		$24,933	$50,000	$262,683	(4)(6)	$409,980

C. Frank Smith—Executive Vice President	2006	$257,116	$—		$64,707	(3)	$52,227	$151,000	$22,954	(4)	$548,004

Robert A. Curcio—Senior Vice President—Gas Technologies and Technology & Product Development	2006	$249,321	$—		$62,710	(3)	$39,411	$175,000	$22,268	(4)	$548,710

Knut Eriksen—Senior Vice President—Engineered Systems (7)	2006	$237,692	$125,000	(8)	$112,524		$92,951	$140,000	$9,630	(4)	$717,797

Richard W. FitzGerald—Former CFO (9)	2006	$184,511	$—		$—		$—	$—	$12,999	(4)	$197,510

(1)	Represents the amortization of grant or award date fair value computed in accordance with Statement of Financial Accounting Standards No. 123R. For a description of the assumptions used to calculate the fair value of option awards reported in this table, see note 15, Share-Based Compensation, of the notes to the consolidated financial statements of the Company for the period ended December 31, 2006, included in the Company’s annual report on form 10-K for the year ended December 31, 2006.
(2)	Represents incentive bonuses awarded under the 2006 bonus plan. Bonuses reported in a fiscal year relate to the executive’s performance in that fiscal year, even though final determination of the bonus amount and payment may occur in the following year.
(3)	An aggregate of 18,469, 22,000 and 18,651 shares of restricted stock whose 2006 amortization of grand date fair value is reported in the table above were awarded under the Company’s stock incentive plans on September 9, 2004, December 7, 2004 and June 13, 2005, respectively. Restrictions on these awards lapsed in November 2006, as the Company had achieved the performance requirement related to these shares (that is, a normalized earnings per share of at least $1.00 or $1.10, respectively, calculated on a trailing twelve months basis as of the last day of a quarter, for three consecutive quarters).

(4)	Represents (a) matching contributions made in 2006 under the NATCO 401(k) Plan to Mr. Clarke ($17,052); Mr. McCarthy ($11,604), Mr. Farnsworth ($1,846), Mr. Smith ($12,521), Mr. Curcio ($12,962), Mr. Eriksen ($8,279) and Mr. FitzGerald ($11,999); (b) life insurance premiums on behalf of Mr. Clarke ($955); Mr. McCarthy ($2,123), Mr. Farnsworth ($1,187), Mr. Smith ($566), Mr. Curcio ($351), Mr. Eriksen ($1,032) and Mr. FitzGerald ($1,000); (c) car allowances or provision of a company car to Mr. McCarthy ($12,955), Mr. Smith ($7,800) and Mr. Curcio ($7,800); (d) spousal travel and entertainment expense for attendance at Board and Company functions at the Company’s request to Mr. Clarke ($6,631), Mr. McCarthy ($3,901), Mr. Smith ($1,767), Mr. Curcio ($802) and Mr. Eriksen ($319); and (e) airline club memberships to Mr. Clarke ($250), Mr. Smith ($300) and Mr. Curcio ($350).
(5)	Mr. Farnsworth was elected as Senior Vice President and Chief Financial Officer of the Company in October 2006. He served as a consultant to the Company from January 2005 to October 8, 2006, providing financial and accounting services.
(6)	Includes $259,650 earned by Mr. Farnsworth while serving as a consultant to the Company during 2006, prior to his election as Chief Financial Officer.
(7)	Mr. Eriksen was elected as Senior Vice President—Engineered Systems in January 2006.
(8)	The bonus reported for Mr. Eriksen in 2006 includes a signing bonus of $125,000 in connection with his acceptance of employment with the Company.
(9)	Mr. FitzGerald resigned from the Company in August 2006. As a consequence, he did not earn a bonus with respect to 2006, and all long-term incentive compensation awards issued to Mr. FitzGerald that were outstanding on the date of his resignation were forfeited or canceled.

Grants of Plan-Based Awards in 2006

The following table presents information concerning the grant of plan-based awards during fiscal year 2006 to the Named Executive Officers under our long-term incentive plans.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (1)	Closing Market Price on Date of Grant
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John U. Clarke	6/22/06	(2)	$132,000	$264,000	$528,000	—	—	—	—	$—	$—
	6/22/06	(3)	$—	$—	$—	—	8,800	—		$—	$—
	6/22/06	(4)	$—	$—	$—	—	—	—	15,525	$37.785	$37.50
	12/31/06	(5)	NA	$297,000	$792,000	—	—	—	—	—	$—
Patrick M. McCarthy	6/22/06	(2)	$87,500	$175,000	$350,000	—	—	—		$—	$—
	6/22/06	(3)	$—	$—	$—	—	5,833	—		$—	$—
	6/22/06	(4)	$—	$—	$—	—	—	—	10,300	$37.785	$37.50
	12/31/06	(5)	NA	$190,641	$635,470	—	—	—	—	$—	$—
Bradley P. Farnsworth	10/9/06	(6)	$—	$—	$—	—	8,000	—		$—	$—
	10/9/06	(2)	$—	$—	$—	—	—	—	15,000	$28.815	$28.52
	12/31/06	(5)	NA	$35,520	$142,080	—	—	—	—	$—	$—
C. Frank Smith	6/22/06	(2)	$32,000	$64,000	$128,000	—	—	—	—	$—	$—
	6/22/06	(3)	$—	$—	$—	—	2,125	—		$—	$—
	6/22/06	(4)	$—	$—	$—	—		—	3,750	$37.785	$37.50
	12/31/06	(5)	NA	$127,500	$510,000	—	—	—	—	$—	$—
Robert A. Curcio	6/22/06	(2)	$40,500	$81,000	$162,000	—	—	—	—	$—	$—
	6/22/06	(3)	$—	$—	$—	—	2,700	—		$—	$—
	6/22/06	(4)	$—	$—	$—	—	—	—	4,763	$37.785	$37.50
	12/31/06	(5)	NA	$122,500	$490,000	—	—	—	—	—	$—
Knut Eriksen	1/9/06	(7)	$—	$—	$—	—	—	—	—	$—	$—
	1/9/06	(4)	$—	$—	$—	—		—	25,000	$21.800	$22.25
	6/22/06	(2)	$15,500	$31,000	$62,000	—	—	—	—	$—	$—
	6/22/06	(3)	$—	$—	$—	—	1,000	—		$—	$—
	6/22/06	(4)	$—	$—	$—	—	—	—	1,800	$37.785	$37.50
	12/31/06	(5)	NA	$125,000	$500,000	—	—	—	—	$—	$—
Richard W. FitzGerald (8)	6/22/06	(2)	$65,000	$130,000	$260,000	—	—	—	—	$—	$—
	6/22/06	(3)	$—	$—	$—	—	4,333	—		$—	$—
	6/22/06	(4)	$—	$—	$—	—	—	—	7,644	$37.785	$37.50

(1)	Under the Company’s long-term incentive compensation plans, option and stock awards must be made at or above the fair market value of the common stock on the date of grant. Such plans define fair market value as the average of the high and low trading prices on the date of grant. This average may be higher or lower than the closing price per share as reported on the NYSE.
(2)

Represents the value of performance units that measure Company performance against defined peer group companies over a three-year performance cycle. The number of units awarded will be adjusted at the end of the performance cycle depending on the Company’s total return to shareholders compared with total return to shareholders of each of the companies comprising the Philadelphia Stock Exchange’s Oil Service Index at the end of the period, provided that the Company’s total return to shareholders over the cycle (a) is not negative, (b) equals or exceeds the 40th percentile of the companies within the comparison group and (c) equals or exceeds the three-year US treasury bill rate at July 1, 2006. Performance units actually earned at the end of the cycle can range from 50% to 200% of the initial award. The units will be settled in cash at a value of $1.00 per unit earned, as determined at the end of the performance cycle, if the requisite thresholds are met. The number of units awarded to the Named Executive Officers in 2006 were: Mr. Clarke (264,000 units), Mr. McCarthy (175,000 units), Mr. Smith (64,000 units), Mr. Curcio (81,000 units), Mr. Eriksen (31,000 units) and Mr. FitzGerald (130,000 units).
(3)	Represents restricted stock awards made to the Named Executive Officers (other than Mr. Farnsworth), which have the following material terms. The restrictions will lapse on August 15, 2009, provided (a) the Company has achieved normalized earnings per share of at least $2.25 calculated on a trailing twelve months basis as of the last day of a quarter, for three consecutive quarters on or before that date; and (b) the recipient has continuously served as an employee of the Company or a subsidiary since the grant date. The restrictions may lapse earlier upon a change in control. The restricted stock is subject to forfeiture if (1) the recipient’s service as an employee of the Company or a subsidiary terminates prior to August 15, 2009 or (2) the performance goal is not attained on or before August 15, 2009. For three years after the restrictions lapse, the recipient is required to retain at least one-third of the grant, unless the recipient terminates his employment with the Company during that period.
(4)	Represents option grants to the Named Executive Officers having the following material terms: (a) they will vest in one-third increments on the first, second and third anniversaries of the grant date; (b) they expire 10 years after the grant date; (c) they have an exercise price equal to the average of the high and low prices of our common stock as reported on the NYSE on the grant date; (d) there is a retention requirement as to one-third of the shares following vesting; and (e) they typically can be exercised only while employed by the Company, with certain longer exercise periods in the event of termination by reason of disability or death, or without cause. The grants to Mr. Eriksen and Mr. Farnsworth in January and October, respectively, were made on the first day of employment of each such individual. The grants to the Named Executive Officers in June 2006 represented annual grants to executive officers and key employees of the Company.
(5)	Represents amounts potentially payable under the 2006 bonus plan at December 31, 2006, pro rated in the case of Mr. Farnsworth from his first day of employment. The bonus plan sets a threshold for funding the bonus pool, based on the Company’s 2006 profit plan, but does not set a threshold at the individual level. Actual bonus amounts paid or payable under the 2006 bonus plan to the Named Executive Officers are reported in the Summary Compensation Table in the column labeled “Non-Equity Incentive Plan Compensation.”
(6)	Represents shares of restricted stock issued on Mr. Farnsworth’s first day of employment with the Company. The restricted stock has the following material terms. The restrictions will lapse in one-third increments on each of the first, second and third anniversaries of the date of grant, or earlier, pursuant to the terms of the applicable plan or upon occurrence of a change in control, subject to Mr. Farnsworth’s continued employment on the date of the applicable event. Mr. Farnsworth must continue to hold at least one-third of this restricted stock for a period of three years after the restrictions lapse, unless he sooner leaves the Company, a change in control occurs or the committee responsible for administration of the plan otherwise approves. The restrictions on the restricted stock may sooner lapse on the last day of the term of his employment in the event Mr. Farnsworth remains an employee of the Company during the term of his employment but does not enter into a successor employment agreement. See “—Employment, Termination and Change of Control Arrangements—Employment and Other Arrangements with Mr. Farnsworth.”
(7)	Represents shares of restricted stock issued upon Mr. Eriksen’s first day of employment with the Company. The restricted stock has the following material terms. The restrictions will lapse on the third anniversary of the date of grant, or earlier, pursuant to the terms of the applicable plan or upon occurrence of a change in control, subject to Mr. Eriksen’s continued employment on the date of the applicable event. Mr. Eriksen must continue to hold at least one-third of this restricted stock for a period of three years after the restrictions lapse, unless he sooner leaves the Company, a change in control occurs or the committee responsible for administration of the plan otherwise approves. See “—Employment, Termination and Change of Control Arrangements—Employment and Other Arrangements with Mr. Clarke and Mr. Eriksen.”
(8)	The awards made to Mr. FitzGerald in June 2006 were forfeited in August 2006, upon his termination of employment with the Company.

Outstanding Equity Awards At Fiscal Year-End 2006

The following table provides information on outstanding equity awards outstanding at December 31, 2006 for each of our Named Executive Officers, other than Mr. FitzGerald, our former Chief Financial Officer. Consistent with the Company’s incentive plans and related agreements, any unvested options or shares of restricted stock issued to Mr. FitzGerald that were not vested or as to which restrictions had not yet lapsed were forfeited at the time of his resignation. Consequently, Mr. FitzGerald did not have any outstanding equity awards at year end.

Name	Option awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John U. Clarke	6,667	(4)		$11.690	2/14/2010
	2,500	(4)		$6.80	6/3/2013
	2,667	(4)		$8.450	5/23/2012
	2,500			$7.240	6/15/2014
	26,334		13,166	$8.085	12/7/2014
			15,525	$37.785	6/22/2016
						57,000	(5)	$1,817,160
						11,146	(6)	$355,334
									8,800	(7)	$280,544
Patrick M. McCarthy	16,667	(8)		$8.810	6/30/2008
	37,500			$12.910	5/25/2011
	18,800			$6.270	12/7/2011
	20,000			$8.055	9/16/2015
	4,144		8,288	$11.430	6/13/2015
			10,300	$37.785	6/22/2016
									5,833	(7)	$185,956
Bradley P. Farnsworth			15,000	$28.815	10/9/2016
						8,000	(9)	$255,040
C. Frank Smith	15,000			$10.000	1/1/2010
	20,000			$12.910	5/25/2011
	7,500		2,500	$6.230	3/4/2013
	8,023		4,011	$8.055	9/9/2014
	2,662		5,324	$11.430	6/13/2015
			3,750	$37.785	6/22/2016
									2,125	(7)	$67,745
Robert A. Curcio	3,467		3,466	$8.055	9/9/2014
	2,414		4,828	$11.430	6/13/2015
			4,763	$37.785	6/22/2016
									2,700	(7)	$86,076
Knut Eriksen			25,000	$21.800	1/9/2016
			1,800	$37.785	6/22/2016
						15,000	(10)	$478,200
									1,000	(7)	$31,880

(1)	All unvested options identified in this column will on the first, second and third anniversaries of their date of grant. The date of grant is ten years prior to the option expiration date listed with respect to the grant.
(2)	Represents the average of the high and low prices reported with respect to our common stock on the NYSE on the grant or award date, consistent with the definition of fair market value in each of our long-term incentive compensation plans.

(3)	The market value is determined based on the closing price of a share of the Company’s common stock on the last trading day of the year, as reported on the NYSE. Our closing price on December 29, 2006 was $31.88.
(4)	Mr. Clarke was elected as Chairman in September 2004 and served as interim Chief Executive Officer from September 2004 to December 2004. He was elected as Chief Executive Officer in December 2004. Mr. Clarke served as an independent director and Chair of the GNC Committee during 2004, prior to his election as interim Chief Executive Officer. Represents restricted stock and options awarded to Mr. Clarke for his service as a director, non-executive Chairman of the Board and Chair of the GNC Committee.
(5)	These shares of restricted stock were awarded for service as CEO pursuant to the terms of Mr. Clarke’s employment agreement. Restrictions on this grant of restricted stock lapse on January 5, 2008, the third anniversary of the grant date. This grant could be forfeited in whole or in part if service ends prior to January 5, 2008. Restrictions may earlier lapse as to all of the shares pursuant to the Company’s 2004 Stock Incentive Plan or on Mr. Clarke’s termination from the Board due to his death, disability, retirement from the Board, upon the Board of Directors’ election of a Chairman of the Board of Directors who is not the recipient or upon the occurrence of a Corporate Change as defined in such plan.
(6)	Mr. Clarke was awarded a total of 33,440 shares of restricted stock for service as interim CEO. Restrictions on the first two-thirds of this grant of lapsed on September 7, 2005 and September 7, 2006, respectively, and restrictions on the remaining one-third are expected to lapse on September 7, 2007. The unvested portion of this grant could be forfeited if service ends prior to September 7, 2007. Restrictions may earlier lapse pursuant to the Company’s 2004 Stock Incentive Plan or on Mr. Clarke’s termination from the Board due to his death, disability, upon the Board of Directors’ election of a Chairman of the Board of Directors who is not Mr. Clarke or upon the occurrence of a Corporate Change as defined in such plan.
(7)	Represents restricted stock awards which have the following material terms. The restrictions will lapse on August 15, 2009, provided (a) the Company has achieved normalized earnings per share of at least $2.25 calculated on a trailing twelve months basis as of the last day of a quarter, for three consecutive quarters on or before that date; and (b) the recipient has continuously served as an employee of the Company or a subsidiary since the grant date. The restrictions may lapse earlier upon a change in control. The restricted stock is subject to forfeiture if (1) the recipient’s service as an employee of the Company or a subsidiary terminates prior to August 15, 2009 or (2) the performance goal is not attained on or before August 15, 2009. For three years after the restrictions lapse, the recipient is required to retain at least one-third of the grant, unless the recipient terminates his employment with the Company during that period.
(8)	This grant was made prior to the Company’s initial public offering. The exercise price was the fair market value of a share on the date of grant, as determined by the Compensation Committee of the Board of Directors which was the committee charged with administering the Company’s incentive compensation plans at the time.
(9)	Represents shares of restricted stock issued on Mr. Farnsworth’s first day of employment with the Company. The restricted stock has the following material terms. The restrictions will lapse in one-third increments on each of the first, second and third anniversaries of the date of grant, or earlier, pursuant to the terms of the applicable plan or upon occurrence of a change in control, subject to Mr. Farnsworth’s continued employment on the date of the applicable event. Mr. Farnsworth must continue to hold at least one-third of this restricted stock for a period of three years after the restrictions lapse, unless he sooner leaves the Company, a change in control occurs or the committee responsible for administration of the plan otherwise approves. The restrictions on the restricted stock may sooner lapse on the last day of the term of his employment in the event Mr. Farnsworth remains an employee of the Company during the term of his employment but does not enter into a successor employment agreement. See “—Employment, Termination and Change of Control Arrangements—Employment and Other Arrangements with Mr. Farnsworth.”
(10)	Represents shares of restricted stock issued upon Mr. Eriksen’s first day of employment with the Company. The restricted stock has the following material terms. The restrictions will lapse on the third anniversary of the date of grant, or earlier, pursuant to the terms of the applicable plan or upon occurrence of a change in control, subject to Mr. Eriksen’s continued employment on the date of the applicable event. Mr. Eriksen must continue to hold at least one-third of this restricted stock for a period of three years after the restrictions lapse, unless he sooner leaves the Company, a change in control occurs or the committee responsible for administration of the plan otherwise approves. See “—Employment, Termination and Change of Control Arrangements—Employment and Other Arrangements with Mr. Clarke and Mr. Eriksen.”

Options Exercised and Stock Vested in 2006

The following table provides information regarding options exercised by the Company’s Named Executive Officers in 2006 and stock awards to our Named Executive Officers that vested in 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(2)
John U. Clarke	—	$—	35,647	$1,262,634
Patrick M. McCarthy	50,000	$1,330,558	6,650	$236,574
Bradley P. Farnsworth	—	$—	—	$—
C. Frank Smith	7,075	$230,989	11,040	$392,748
Robert A. Curcio	98,484	$3,007,287	9,723	$345,896
Knut Eriksen	—	$—	—	$—
Richard W. FitzGerald	55,872	$1,662,018	—	$—

(1)	The value realized on exercise of option awards represents the market value received less the exercise price.
(2)	The value realized on vesting for stock awards represents the fair market value of a share of our common stock pursuant to the applicable plan on the date the restrictions lapsed. Fair market value is defined under our long-term incentive compensation plans as the average of the high and low trading prices of our common stock as reported on the NYSE on the date in question.

Employment, Termination and Change of Control Arrangements

Employment and Other Arrangements with Mr. Clarke and Mr. Eriksen. Effective December 7, 2004, we entered into an employment agreement with Mr. Clarke pursuant to which he will serve as our Chief Executive Officer. The agreement is for a term expiring December 31, 2007 unless sooner terminated in accordance with its terms. On and effective June 21, 2006, the Company amended the employment agreement in certain respects. The material terms of Mr. Clarke’s employment agreement, as amended, are summarized below.

Under the agreement, Mr. Clarke is entitled to receive an annual salary of at least $450,000, and is eligible to receive an annual bonus with a target award of 75% of his base salary, based on our financial performance and other criteria to be determined annually by our Board. He also received a bonus payment of $100,000 in December 2004. Under the agreement, Mr. Clarke was awarded nonqualified stock options to acquire 39,500 shares of our common stock under the 2004 Stock Incentive Plan having an exercise price equal to the fair market value of our common stock on the date of grant, vesting in three equal installments on the first, second and third anniversaries of the date of grant and having a term of 10 years. Mr. Clarke must continue to hold at least one-third of the stock issued following exercise of such options for at least three years after exercise, unless he sooner leaves the Company, a Corporate Change (as defined in the 2004 Stock Incentive Plan) occurs or the committee responsible for administration of the plan otherwise approves. He also was awarded 22,000 performance-based restricted shares under our 2004 Stock Incentive Plan, the restrictions on which lapsed in November 2006 in accordance with their terms.

In addition, in January 2005, Mr. Clarke was awarded 57,000 restricted shares, with the restrictions to lapse after three years of service, subject to earlier lapse on occurrence of a Corporate Change or in the event of Mr. Clarke’s death or disability, and 43,000 performance-based restricted shares, with restrictions to lapse if our common stock traded at a price of $12.00 per share or more for 30 consecutive trading days. Restrictions on the performance-based restricted stock lapsed in July 2005. Under the agreement, Mr. Clarke also is entitled to participate in our fringe benefit and insurance plans and to reimbursement of business expenses.

On January 6, 2006, we entered into an employment agreement with Knut Eriksen to serve as Senior Vice President–Engineered Systems of our Oil & Water Technologies segment commencing January 9, 2006. We entered into an amendment to that agreement in June 2006. The material terms of Mr. Eriksen’s employment agreement, as amended, are summarized below.

The agreement is for a term expiring December 31, 2008 unless sooner terminated in accordance with its terms. Under the agreement, Mr. Eriksen is entitled to receive an annual salary of at least $250,000, and is eligible to receive an annual bonus with a target award of 50% of his base salary, based on our financial performance and other criteria to be determined annually by our Board. He also received a one-time bonus payment of $125,000 within 15 days after his first day of employment with the Company.

Under the agreement, effective January 9, 2006, Mr. Eriksen was awarded nonqualified stock options to acquire up to 25,000 shares of our common stock under the 2004 Stock Incentive Plan having an exercise price equal to the fair market value of our common stock on the date of grant, vesting in three installments on the first, second and third anniversaries of the date of grant and having a term of 10 years. Mr. Eriksen must continue to hold at least one-third of the stock issued following exercise of such options for at least three years after exercise, unless he sooner leaves the Company, a Corporate Change (as defined in the 2004 Stock Incentive Plan) occurs or the committee responsible for administration of the plan otherwise approves. He also was awarded, effective January 9, 2006, 15,000 restricted shares under our 2004 Stock Incentive Plan, with the restrictions to lapse on the third anniversary of the date of grant, subject to certain adjustments and conditions, or, if earlier, pursuant to Section VIII of the Plan or upon occurrence of a Corporate Change, subject to Mr. Eriksen’s continued employment on the date of the applicable event. Mr. Eriksen must continue to hold at least one-third of this restricted stock for a period of three years after the restrictions lapse, unless he sooner leaves the Company, a Corporate Change occurs or the committee responsible for administration of the plan otherwise approves. In the event the Company terminates Mr. Eriksen without cause prior to the date the options vest in full or the restrictions lapse on the restricted stock, the options will immediately vest and the restrictions on the restricted stock will immediately lapse.

Upon any involuntary termination of Mr. Clarke’s or Mr. Eriksen’s employment relationship by us or by the applicable executive prior to expiration of the term of the applicable agreement, the executive shall be entitled to receive his pro rata base salary and benefits (including payment for accrued, but unused, vacation) through the date of termination. Depending upon the type of involuntary termination, the executive or his estate may be entitled to additional compensation and/or benefits, as described below.

•

Upon an involuntary termination by our independent directors for any reason or by the executive by reason of a material breach by us of the terms of the applicable agreement or for certain other reasons specified in such agreement, after execution of a release and in consideration of his continuing obligations under such agreement after termination (including his non-competition obligations), the executive shall be entitled to (1) an amount equal to one year’s annual base salary; (2) a pro rata share of the amount of the target bonus compensation earned by him under any applicable bonus plan then in effect through the date of termination; (3) continuation of health insurance, dental insurance and life insurance benefits for the executive and eligible dependents for up to one year following the termination date; and (4) any deferred compensation previously earned under any of our plans.

If a Change in Control (as defined below) occurs within 6 months following such an involuntary termination, the executive shall be entitled to (1) an amount equal to 2.0 times one year’s annual base salary, with the amount of such payment to be offset by any payment he has previously received under the foregoing provision; (2) an amount equal to 2.0 times the target bonus compensation at the greater of (A) the target bonus compensation in effect at the time notice of termination is given or (B) the target bonus compensation in effect immediately preceding the Change of Control Date (as defined below), offset by any payment he has previously received under the foregoing provision; (3) continuation of health insurance, dental insurance and life insurance benefits for the executive and eligible dependents for 24 months following the termination date; and (4) any deferred compensation previously earned under any of our plans to the extent not previously paid. In addition, the executive shall receive a cash payment (a) with respect to any stock option that was forfeited as of the date of his termination of employment, equal to the difference between the closing price of our common stock as of the Change of Control Date and such option’s exercise price (or, if the term of such option would have expired before the Change of Control Date, the difference between the closing price of our common stock as of the date of such option’s expiration date and such option’s exercise price) and (b) with respect to any restricted stock that is forfeited as of the date of his termination of employment, equal to the closing price of such stock as of the Change of Control Date, with such payment to be made within 30 days of the Change of Control Date.

•

Upon an involuntary termination by reason of the executive’s death or disability, the executive or his beneficiaries shall be entitled to (1) a pro rata share of the amount of the target bonus compensation earned by him under any applicable bonus plan then in effect through the date of termination; and (2) any deferred compensation previously earned under any of our plans.

•

Upon an involuntary termination by our independent directors for any reason or by the executive by reason of a material breach by us of the terms of the agreement or for certain other reasons specified in the agreement within 12 months following a Change of Control, after execution of a release and in consideration of his continuing obligations under the agreement after such termination, the executive shall be entitled to (1) an amount equal to 2.0 times one year’s annual base salary; (2) an amount equal to the product of 2.0 times the target bonus compensation at the greater of (A) the target bonus compensation in effect at the time notice of termination is given or (B) the target bonus compensation in effect immediately preceding the Change of Control Date; (3) continuation of health insurance, dental insurance and life insurance benefits for the executive and his eligible dependents for 24 months following the date of termination; and (4) any deferred compensation previously earned under any of our plans. In addition, notwithstanding the terms of the any related incentive plan or agreement, or any award agreement evidencing awards of stock options or restricted stock to purchase our common stock, in the event of a Change of Control while the executive is employed by us, (a) all outstanding stock options held by him shall fully vest as of the Change of Control Date and become immediately exercisable in accordance with their terms, (b) all restrictions on any of our restricted stock held by him shall lapse as of the Change of Control Date and (c) any such stock options shall be exercisable for 12 months after the date of termination, unless the term of the stock options expires before the end of such period, in which case the stock option shall be exercisable until the expiration of its term.

A “Change of Control” shall occur if: (1) we merge or consolidate with any other entity (other than one of our majority owned subsidiaries) and our shareholders own less than 50% of the surviving entity; (2) we sell all or substantially all of our assets to any other person or entity (other than (a) a sale of our equity interests or (b) a sale of assets to one of our majority owned subsidiaries and in connection therewith the executive becomes employed by such subsidiary, us or a partnership in which we are the general partner); (3) we are dissolved or liquidated; (4) any third person or entity together with its affiliates (including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) shall become, directly or indirectly, the beneficial owner of greater than 50% of our voting stock, based upon voting power (except as the result of a distribution of our voting securities to our shareholders); or (5) during such time as we have a class of voting securities registered under the Securities Exchange Act, the members of our Board of Directors (“Incumbent Board”) on the effective date of such registration cease to constitute at least a majority of the Board, provided that any person becoming a director whose election or nomination for election was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board, for purposes of this clause, shall be considered to be a member of the Incumbent Board. “Change of Control Date” shall mean the day on which a Change of Control becomes effective.

Upon his termination of employment, each executive will be subject to a one-year non-competition and non-solicitation provision under the employment agreement.

Employment and Other Arrangements with Mr. McCarthy. On June 26, 2006, the Company and Patrick M. McCarthy entered into an amended and restated employment agreement, to be effective July 1, 2006. Under the terms of this agreement, which was reviewed and approved by the Company’s Board of Directors, Mr. McCarthy was named as the Company’s Chief Operating Officer and will continue to serve as President until July 1, 2008. The material terms of his employment agreement are summarized below.

Pursuant to his employment agreement, Mr. McCarthy will receive a base salary of $350,000 per year and is eligible to receive an annual bonus with a target award of 60% of his base salary, based on our financial performance and other criteria to be determined annually by our Board. The agreement automatically extends for one additional year on the anniversary of its commencement date and on each subsequent anniversary date thereafter unless the Company notifies Mr. McCarthy 90 days prior to any such anniversary date that it does not wish to extend the agreement. He also is entitled to use of a Company-provided car, to participate in the Company’s fringe benefit and insurance plans and to reimbursement of certain business-related expenses.

If, prior to a Change in Control, the Company terminates Mr. McCarthy’s employment for any reason other than Cause, or Mr. McCarthy terminates his employment for Good Reason (each as defined in his employment agreement), Mr. McCarthy will be entitled to severance pay in accordance with any severance plan or policy that we may then have in effect and any bonus compensation earned under the bonus plan that has previously been deferred under the bonus plan. In addition to the foregoing, if, prior to a Change in Control, the Company terminates Mr. McCarthy’s employment for any reason other than Cause, Mr. McCarthy will also be entitled to (1) salary and accrued vacation through the date of termination, (2) an amount equal to $388,470 (which represents prior amounts payable to Mr. McCarthy in connection with his agreement to remain as President of the Company) plus an amount equal to Mr. McCarthy’s target bonus, payable in a lump sum, (3) the full amount of any bonus to which Mr. McCarthy was entitled to for the fiscal year prior to the fiscal year in which the termination occurs, to the extent such bonus has not already been paid, (4) an amount equal to Mr. McCarthy’s pro rata bonus with respect to the fiscal year that includes the date of termination, calculated at no less than the target rate, and (5) reimbursement of COBRA payments for up to 18 months following termination.

If, during the 36-month period following a Change in Control, Mr. McCarthy terminates his employment agreement for Good Reason or the Company terminates Mr. McCarthy, other than for Cause, Mr. McCarthy will be entitled to (1) salary and accrued vacation through the date of termination, (2) the full amount of any bonus to which Mr. McCarthy was entitled to for the fiscal year prior to the fiscal year in which the termination occurs, to the extent such bonus has not already been paid, (3) an amount equal to Mr. McCarthy’s pro rata bonus with respect to the fiscal year that includes the date of termination, (4) two times his base salary and three times his target bonus, each in effect at the time of notice of termination or of a change in control, whichever is greater; and (5) continuation of health, dental and life insurance benefit for a period of three years following the date of termination. These payments are in lieu of any other severance to which the executive may be entitled under other severance arrangements of the Company, and are in addition to any stock options, restricted stock or other long-term incentive compensation awards granted to the executive. Upon the occurrence of a Change in Control, Mr. McCarthy’s stock options shall vest immediately (and certain of such stock options may have extended exercise periods), restrictions on his restricted stock shall lapse automatically, and performance, vesting or other requirements of any other such awards shall be deemed immediately met at target levels or automatically accelerated, as applicable. Mr. McCarthy also will be entitled to receive a payment equal to one year of his base salary in exchange for an agreement not to compete with the Company.

Mr. McCarthy has agreed not to compete with the Company for a period of one year following his termination of employment.

Employment and Other Arrangements with Mr. Farnsworth. On October 9, 2006, we entered into an employment agreement with Mr. Farnsworth, pursuant to which he is serving as our senior vice president and chief financial officer. The material terms of his agreement are summarized below.

The agreement is for a term expiring October 8, 2008 unless sooner terminated in accordance with its terms. Under the agreement, Mr. Farnsworth is entitled to receive an annual salary of at least $240,000 and, commencing this year, is eligible to receive an annual bonus with a target award of 50% of his base salary (pro rated in the case of the 2006 bonus), based on our financial performance and other criteria to be determined annually by our Board.

Under the agreement, on October 9, 2006, Mr. Farnsworth was awarded nonqualified stock options to acquire up to 15,000 shares of our common stock under the 2001 Stock Incentive Plan having an exercise price equal to the fair market value of our common stock on the date of grant, vesting in three equal installments on the first, second and third anniversaries of the date of grant and having a term of 10 years or earlier, upon occurrence of a Corporate Change. Mr. Farnsworth must continue to hold at least one-third of the stock issued following exercise of such options for at least three years after exercise, unless he sooner leaves the Company, a Corporate Change (as defined in the plan) occurs or the committee responsible for administration of the plan otherwise approves. He also was awarded, on October 9, 2006, 8,000 restricted shares under our 2001 Stock Incentive Plan, with the restrictions to lapse in one-third increments on each of the first, second and third anniversaries of the date of grant, subject to certain adjustments and conditions, or, if earlier, pursuant to Section VIII of the plan or upon occurrence of a Corporate Change, subject to Mr. Farnsworth’s continued employment on the date of the applicable event. Mr. Farnsworth must continue to hold at least one-third of this restricted stock for a period of three years after the restrictions lapse, unless he sooner leaves the Company, a Corporate Change occurs or the committee responsible for administration of the plan otherwise approves. Notwithstanding the foregoing, the options may sooner vest and the restrictions on the restricted stock may sooner lapse on the last day of the term of his employment in the event Mr. Farnsworth remains an employee of the Company during the term of his employment but does not enter into a successor employment agreement.

Upon any involuntary termination (as defined below) of the employment relationship by us or Mr. Farnsworth prior to expiration of the term, Mr. Farnsworth shall be entitled to receive his pro rata base salary and benefits (including payment for accrued, but unused, vacation) through the date of termination and the additional compensation and/or benefits described below.

•

Upon an involuntary termination by the Company for any reason, or by Mr. Farnsworth by reason of a material breach by us of the terms of the agreement or for certain other reasons specified in the agreement, after execution of a release and in consideration of his continuing obligations under the agreement after termination, Mr. Farnsworth shall be entitled to (1) (A) six months’ annual base salary if the involuntary termination occurs in the first year of the employment term or (B) the greater of six months’ base salary and salary payable for the remainder of the employment term if the involuntary termination occurs in the second year of the term; (2) an amount equal to the greater of (A) the target bonus compensation in effect at the time notice of termination is given or (B) the target bonus compensation in effect immediately preceding the Change of Control Date (as defined below), offset by any payment he has previously received under the foregoing provision; (3) continuation of health insurance, dental insurance and life insurance benefits for Mr. Farnsworth and eligible dependents for 6 months following the termination date; and (4) any deferred compensation previously earned under any of our plans to the extent not previously paid.

•

In addition, notwithstanding the terms of the any related incentive plan or agreement, or any award agreement evidencing awards of stock options or restricted stock to purchase our common stock, in the event of a Change of Control while Mr. Farnsworth is employed by us, (a) all outstanding stock options held by him shall fully vest as of the Change of Control Date and become immediately exercisable in accordance with their terms, (b) all restrictions on any of our restricted stock held by him shall lapse as of the Change of Control Date and (c) any such stock options shall be exercisable for 90 days after the date of termination, unless the term of the stock options expires before the end of such period, in which case the stock option shall be exercisable until the expiration of its term.

Involuntary termination is defined to include (1) any termination of Mr. Farnsworth by the Company other than for cause, and (2) termination by Mr. Farnsworth (A) by reason of death, disability or material breach by the Company of the terms of the agreement, which breach is not cured after a period of 30 days or (b) within 90 days of a substantial reduction in Mr. Farnsworth’s scope of employment or salary or a move in office location to a city more than 100 miles away.

Employment, Change in Control and Other Arrangements with Other Executive Officers. In June 2006, the Company entered into an Amended and Restated Senior Management Change in Control and Severance Agreement with its Executive Vice President, Frank Smith, and its Senior Vice Presidents not otherwise having employment agreements (Robert A. Curcio, Katherine P. Ellis, Richard D. Peters, David R. Volz, Jr. and Joseph H. Wilson) (collectively, the “Restated CIC Agreements”). The Restated CIC Agreements modify certain Senior Management Change in Control Agreements, as amended, previously entered into with each of such officers. In addition, in 2006 and early 2007, the Company entered into a Senior Management Change in Control and Severance Agreement (collectively with the Restated CIC Agreements, the “CIC Agreements”) with its Vice President—Human Resources & Administration, Vice President and Controller, Vice President—Finance and Vice President—Procurement & Supply Chain Management. The material terms of the CIC Agreements are summarized below.

The CIC Agreements are for an initial term of three years, but renew for successive one-year periods unless terminated earlier as provided in the agreement. If, during the 24-month period following a change in control, the executive’s employment is terminated by us other than for cause, or by the executive for good reason (as defined in the CIC Agreements), the Company is obligated to pay (1) the executive’s salary and accrued vacation through the date of termination, (2) annual bonus earned through the date of termination, (3) an amount equal to the product of two times the executive’s base salary at the time of termination or of notice of a change in control, whichever is greater, and (4) the executive’s health, dental and life insurance benefits for a period of two years following the date of termination. These payments are in lieu of any other severance to which the executive may be entitled under other severance arrangements of the Company, and are in addition to any stock options, restricted stock or other long-term incentive compensation awards granted to the executive. Upon the occurrence of a change in control, the executive’s stock options shall vest immediately, restrictions on his restricted stock shall lapse automatically and performance or other requirements of any other such awards shall be deemed immediately met, and certain of the executive’s options may have extended exercise periods.

The CIC Agreements also provide for payment of severance to the executive in the event of termination without cause, for reasons other than a change in control. In such event, the executive is entitled to receive a lump sum in cash equal to his or her annual base salary at the time of termination plus the continuation of certain health, dental and life insurance benefits for a period of one year following the date of termination.

The Board of Directors awards options and restricted stock to key employees, including the named executive officers, from time to time as part of their overall compensation. The various agreements with respect to these grants generally provide that, to the extent the options subject to these grants have not vested prior to a change in control, and to the extent restrictions on restricted stock subject to these grants have not lapse prior to a change in control, all such options shall vest, and all restrictions on the restricted stock shall lapse upon such change in control.

General. For purposes of the above-referenced employment and change in control agreements, to the extent that any benefit, payment or distribution by the Company under the agreement would be subject to the excise tax imposed by Section 4999 of the US Internal Revenue Code, then such amount will be reduced to the extent necessary to avoid the imposition of the excise tax.

Compensation policies in the event of a change in control are reviewed regularly to ensure that the policies reflect terms and conditions consistent with those adopted by comparable companies and that are in our best interests. The Board of Directors or the Governance, Nominating & Compensation Committee may change such policies as the facts and circumstances dictate.

Potential Payments upon Termination or Change in Control

The following table quantifies the payments and other benefits that would have been payable to the Company’s Named Executive Officers under the arrangements discussed above had a change in control or termination of employment occurred on December 31, 2006. For purposes of valuing the benefit of long-term incentive compensation grants, we have assumed a Company stock price of $31.88, which is equal to the closing price of a share of common stock as reported on the NYSE on December 29, 2006, the last trading day of the year. See “–Employment, Termination and Change of Control Arrangements” for a discussion of the agreements and other arrangements with our senior executives providing for payment upon termination or a change in control.

The following table does not reflect amounts a named executive has earned during his term of employment, regardless of the manner in which the named executive’s employment is terminated, such as accrued salary, accrued vacation and pro rata bonus amounts through the termination date.

	John U. Clarke	Patrick M. McCarthy	Bradley P. Farnsworth	C. Frank Smith	Knut Eriksen	Robert A. Curcio
Estimated payout on involuntary termination without cause:
Cash Severance	$450,000	$350,000	$120,000	$265,000	$260,000	$265,000
Continuation of health benefits(1)	$21,600	$21,600	$10,800	$21,600	$21,600	$21,600
Noncompete payment	$—	$350,000	$—	$—	$—	$—
Total estimated payout	$471,600	$721,600	$130,800	$286,600	$281,600	$286,600

Estimated payout on change in control and termination of executive:
Cash Severance	$900,000	$700,000	$120,000	$530,000	$520,000	$530,000
Continuation of health benefits(1)	$43,200	$64,800	$10,800	$43,200	$43,200	$43,200
Bonus at Target	$675,000	$630,000	$120,000	$265,000	$260,000	$265,000
Noncompete payment	$—	$350,000	$—	$—	$—	$—
Immediate vesting of all unvested options	$313,285	$169,490	$45,975	$268,563	$167,993	$181,310
Immediate lapse of restrictions on restricted stock	$2,453,038	$185,956	$255,040	$67,745	$510,080	$86,076
Immediate vesting of performance units at target	$264,000	$175,000	$—	$64,000	$31,000	$81,000

Total estimated change in control payout	$4,648,523	$2,275,246	$551,815	$1,238,508	$1,532,273	$1,186,586

	John U. Clarke	Patrick M. McCarthy	Bradley P. Farnsworth	C. Frank Smith	Knut Eriksen	Robert A. Curcio
Estimated payout on death of executive:
Cash Severance	$—	$—	$120,000	$—	$—	$—
Continuation of health benefits(1)	$—	$—	$10,800	$—	$—	$—
Noncompete payment	$—	$350,000	$—	$—	$—	$—
Bonus at Target	$—	$—	$120,000	$—	$—	$—
Immediate lapse of restrictions on restricted stock	$—	$—	$—	$—	$478,200	$—
Immediate vesting of performance units at target	$264,000	$175,000	$—	$64,000	$31,000	$81,000
Life insurance(2)	$450,000	$350,000	$240,000	$265,000	$260,000	$265,000
Payment related to prior employment agreement	$—	$388,470	$—	$—	$—	$—

Total estimated payout	$714,000	$1,263,470	$490,800	$329,000	$769,200	$346,000

Estimated payout on retirement of executive:(3)
Payment related to prior employment agreement	$—	$388,470	$—	$—	$—	$—
Immediate vesting of performance units at target	$—	$175,000	$—	$64,000	$—	$—
Total estimated payout	$0	$563,470	$0	$64,000	$0	$0

Estimated payout on disability of executive:
Cash Severance	$—	$—	$120,000	$—	$—	$—
Continuation of health benefits(1)	$—	$—	$10,800	$—	$—	$—
Bonus at Target	$—	$—	$120,000	$—	$—	$—
Immediate lapse of restrictions on restricted stock	$—	$—	$—	$—	$478,200	$—
Immediate vesting of performance units at target	$264,000	$175,000	$—	$64,000	$31,000	$81,000
Noncompete payment		$350,000
Payment related to prior employment agreement	$—	$388,470	$—	$—	$—	$—
Short-term disability(4)	$225,000	$175,000	$120,000	$132,500	$130,000	$132,500
Long-term disability(5)	$1,056,000	$384,000	$1,152,000	$1,056,000	$864,000	$1,536,000
Disability insurance(6)	$450,000	$350,000	$240,000	$265,000	$260,000	$265,000
Total estimated payout	$1,995,000	$1,822,470	$1,762,800	$1,517,500	$1,763,200	$2,014,500

	John U. Clarke	Patrick M. McCarthy	Bradley P. Farnsworth	C. Frank Smith	Knut Eriksen	Robert A. Curcio
Estimated payout on (1) voluntary resignation of executive not related to change in control or (2) termination for cause of executive:
Cash Severance	$—	$598,470	$—	$—	$—	$—
Continuation of health benefits(1)	$—	$32,400	$—	$—	$—	$—
Value of vested options	$—	$2,139,986	$—	$—	$—	$—
Total estimated payout	$0	$2,770,856	$0	$0	$0	$0

(1)	Assumes a benefit of $1,800 per month for continuation coverage.
(2)	Represents life insurance paid for by the Company. Certain of the Named Executive Officers purchase voluntary coverage through the Company that is not included in the above table.
(3)	The Company generally does not have retirement benefits. Retirement for purposes of the performance units is defined as retirement after age 60 or after serving 10 years.
(4)	Short-term disability is provided by the Company for up to 26 weeks. The amounts included in the above table represent the maximum amount payable to the executive had the executive become disabled at the end of the year.
(5)	Long-term disability is paid through a third-party insurance carrier through age 65. Long-term disability is not paid until short-term disability has been exhausted. The amounts included in table above include the maximum payable for long-term disability through age 65 following exhaustion of the executive’s short-term disability layer.
(6)	Represents amounts payable under accidental death and dismemberment insurance paid by the Company. Certain of the Named Executive Officers purchase voluntary coverage through the Company that is not included in the above table.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the year ended December 31, 2006, we did not guarantee obligations for any related party, other than our majority-owned subsidiaries. There are no debt obligations of related parties to us or of us to related parties, for which we have responsibility, excluded from our balance sheet. We hold a minority interest in two entities, and in the future may be asked to guarantee certain of their obligations, consistent with our interest in such entities, and on a joint and several basis with other parties to the entities. There are no family relationships (by blood, marriage or adoption, not more remote than first cousin) between any director, executive officer or nominee for director or executive officer of the Company.

See “Corporate Governance—Compensation Committee Interlocks and Insider Participation” for information regarding transactions between the Company and certain directors who served on the GNC Committee during 2006.

The Board of Directors adopted a statement of policy for the review, approval or ratification of transactions with related persons in February 2007. The policy applies to any transaction that the Company would be required to be publicly disclose by the rules of the Securities and Exchange Commission as a transaction with a related person, including any transaction (1) in which the Company or a subsidiary is a party, (2) the amount involved exceeds $120,000 and (3) a director or executive officer of the Company, any nominee for director or any shareholder owning greater than 5% of the Company’s equity securities, or any member of the immediate family of such person, is a party. Compensation of a director or executive officer approved by the Board or the GNC

Committee is excluded from this definition, as are ordinary course advances and reimbursements, and transactions in which the related person’s interest only arises from the person’s position as a director of another entity that is a party to the transaction or the ownership by such person (with all other related persons) of less than 10% of the equity of the other entity involved and, if such entity is a partnership, no related person is the general partner of such partnership. Transactions subject to the policy must be approved or ratified by the Board of Directors, with any director who is a related person in relation to the transaction abstaining (although such director may be counted as present at the meeting for purposes of determining a quorum). The Board may delegate consideration of a transaction to the GNC Committee or other standing committee of at least three members (with any committee member who is a related person excusing himself or herself from the matter). Under the policy, the material facts of the related person’s interest must be disclosed to the Board or Committee considering the matter. In approving or ratifying any transaction, the Board or Committee considering the matter must determine that the transaction is fair and reasonable to the Company. The considering body is not required to seek a fairness opinion or other third party support or advice regarding the fairness of the transaction, but may do so in its discretion. If the transaction requires approval of stockholders under applicable law or rules of the NYSE, the matter also shall be subject to required stockholder approval.

COMMITTEE REPORTS

Governance, Nominating & Compensation Committee Report

The Governance, Nominating & Compensation, or GNC, Committee of the Board of Directors is responsible for overseeing the development of executive compensation policies that support the Company’s strategic business objectives and values. The GNC Committee has oversight responsibility in establishing compensation levels for executive officers, setting guidelines for company-wide compensation and employee benefit policies and administering our bonus plans and stock incentive plans. The Company’s objectives in compensation for executive officers and key employees are to attract and retain talented and experienced people who will contribute to the long-term success of the Company, to inspire executive officers to work as a team to pursue our goals and to align executive officers’ interests to those of the Company, by providing for bonuses tied to Company performance, and to stockholders, by providing stock options and restricted stock awards as a portion of compensation. The GNC Committee monitors general market conditions, changes in regulations and tax laws and other developments that may, from time to time, require modification of the executive compensation program to ensure the program is properly structured to achieve its objectives.

In making compensation determinations, the GNC Committee evaluates a number of factors throughout each year, including the Company’s performance relative to our annual objectives, our performance relative to changes in the industry and each executive officer’s contribution to our performance during the year. The GNC Committee does not apply any particular formula or assign any particular weight to any factors it considers in determining an executive’s compensation. Instead, the committee considers all of these factors together and makes a subjective determination with respect to executive compensation. The annual base salary, bonus, restricted shares and stock option awards paid or awarded to our Chief Executive Officer, Chief Financial Officers who served during the year and our other four most highly compensated executive officers for 2006 are set forth in summary form in the Summary Compensation Table included elsewhere in this proxy statement.

The GNC Committee operates under a revised charter that was adopted by the Board of Directors in February 2007. The GNC Committee met five times during 2006 with the Company’s management, as part of its role in providing oversight of executive compensation matters.

During 2006, the GNC Committee consisted of three independent, non-management directors, Mr. Knudson (Chair), Mr. Bates and Mr. Winokur, each of whom met the applicable independence requirements of federal securities laws and regulations and the rules of the NYSE applicable for service on a nominating or compensation committee.

In performing its oversight function, the GNC Committee has reviewed and discussed with the Company’s management the Compensation Discussion & Analysis included in this proxy statement. Based on the foregoing review and discussions, the GNC Committee recommended to our Board of Directors the inclusion of the Compensation Discussion & Analysis included in this proxy statement and its incorporation by reference into the Company’s annual report on Form 10-K for the year ended December 31, 2006.

The Governance, Nominating & Compensation Committee:

Thomas C. Knudson (Chair)

Thomas R. Bates, Jr.

Herbert S. Winokur, Jr.

Audit Committee Report

The Audit Committee operates under a revised charter that was adopted by the Board of Directors in February 2005. The Audit Committee met 13 times during 2006 with the Company’s financial management and our independent registered public accounting firm, KPMG LLP, as part of its role in providing oversight to the financial reporting process and internal control structure. From time to time at the Audit Committee’s request, KPMG LLP met with the Audit Committee, without NATCO management representatives present, to discuss the results of their examinations and the quality of the Company’s reporting.

During 2006, the Audit Committee consisted of three independent directors, Mr. Allan, Mrs. Edwards and Mr. Hickox, each of whom met the applicable independence requirements of federal securities laws and regulations and the rules of the NYSE. Mrs. Edwards serves as the Chair of the Audit Committee and as the “audit committee financial expert.”

In performing its oversight function, the Audit Committee has reviewed and discussed with the Company’s management and independent public accountants the audited financial statements for the year ended December 31, 2006 and unaudited quarterly operating results prior to their issuance. In addition, the Audit Committee discussed with KPMG LLP matters required by Statement on Auditing Standards No. 61. The Audit Committee also received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 and discussed with KPMG LLP their independence. The Audit Committee also reviewed and discussed with our management and with KPMG LLP such other matters and received such assurances from these parties that they deemed appropriate. Based on the foregoing review and discussions, the Audit Committee recommended to our Board of Directors the inclusion of our audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

The Audit Committee has adopted a policy to pre-approve all audit and non-audit services of the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated to its Chair authority to pre-approve engagements of our independent registered public accounting firm or other accountants to perform audit or non-audit services in amounts of up to $100,000 per engagement, subject to her subsequently reporting to the committee as to any engagement she approves. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. None of the services provided by the independent registered public accounting firm under the categories Audit-Related, Tax Services and All Other Fees, below, were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in Rule 2-01(c) of Regulation S-X.

The Audit Committee also considered whether the provision of the non-audit services listed below is compatible with maintaining the independence of KPMG LLP. The Audit Committee determined that such services were compatible with KPMG LLP’s independence.

Audit Fees. We paid audit fees paid to KPMG LLP totaling $2,222,000 and $1,725,000 for the years ended December 31, 2006 and 2005, respectively, for professional services rendered for the audit of our annual financial statements, review of our interim reports and attestations by KPMG related to the audit of the effectiveness of our internal controls that are required by statute or regulations.

Audit-Related Fees. We paid audit-related fees to KPMG, LLP totaling $6,900 for the year ended December 31, 2005, related primarily to the audit of financial statements of an employee benefit plan.

Tax Services Fees. We paid tax services fees to KPMG, LLP totaling $156,000 and $19,000 for the years ended December 31, 2006 and 2005. The fees paid related primarily to tax compliance and consultation related to tax issues in the US, Canada and the UK.

All Other Fees. We paid other fees to KPMG LLP totaling $113,000 and $64,500 for the years ended December 31, 2006 and 2005, respectively. The fees paid related primarily to SEC review matters not included in audit fees above, tax planning and consultation related to the restructuring of UK operations and accounting related to the exercise of warrants in 2005.

The Audit Committee:

Julie H. Edwards (Chair)

Keith K. Allan

George K. Hickox, Jr.

MISCELLANEOUS

Section 16(a) Beneficial Ownership Reporting Compliance

The Securities Exchange Act of 1934 requires our executive officers and directors, among others, to file certain beneficial ownership reports with the Securities and Exchange Commission. During 2006, our vice president and controller, James D. Graves, had one late filing related to an online transaction and as a result reported one market purchase transaction on an untimely basis.

Delivery of Proxy Materials to Stockholders Sharing an Address

As permitted by the Securities Exchange Act, only one copy of the annual report and proxy statement is being delivered to stockholders residing at the same address, unless such stockholders have notified NATCO of their desire to receive multiple copies of these materials. NATCO will promptly deliver without charge, upon oral or written request, a separate copy of the annual report and proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies may be made by calling 713-683-9292 or by writing to NATCO Group Inc., 2950 North Loop West, Suite 700, Houston, TX 77092, Attention: Corporate Secretary.

Stockholder Proposals for the 2008 Annual Meeting

Proposals of stockholders intended to be presented at the 2008 annual meeting of stockholders must be received by us at our principal executive office by November 15, 2007, in order for such proposals to be included in our proxy statement and form of proxy. Stockholders submitting such proposals are requested to address them to the Corporate Secretary, NATCO Group Inc., 2950 North Loop West, Suite 700, Houston, Texas 77092.

In addition, our bylaws provide that only such business as is properly brought before the 2008 annual meeting of stockholders will be conducted. For business to be properly brought before the meeting or nominations of persons for election to the Board of Directors to be properly made at the annual meeting by a stockholder, notice must be received by the Corporate Secretary at the Company’s offices not later than the close of business on the 40th day prior to the annual meeting. The notice to the Company must also provide:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,

•	the name and address, as they appear on the Company’s books, of the stockholder proposing such business,

•	the class and number of shares of the Company that are beneficially owned by the stockholder and

•	any material interest of the stockholder in such business.

The stockholder also must comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, with respect to stockholder proposals. A copy of the bylaws may be obtained upon written request to the Corporate Secretary indicated above.

Other Matters

Please vote by telephone or over the Internet, or fill in, sign and date the proxy card and return it in the accompanying prepaid envelope. If you attend the annual meeting and wish to vote your shares in person, you may do so. Your prompt attention to this matter is greatly appreciated.

Katherine P. Ellis Senior Vice President, Corporate Secretary & General Counsel

March 14, 2007

NATCO Group Inc.

2950 North Loop West, Suite 700

Houston, TX 77092

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Katherine P. Ellis and Bradley P. Farnsworth, and each of them, with full power of substitution to vote the shares of NATCO Group Inc. Common Stock which the undersigned may be entitled to vote, and with all power the undersigned would possess, if personally present at the annual meeting of stockholders of NATCO Group Inc. to be held at the offices of the Company, Brookhollow Central III, 2950 North Loop West, Houston, Texas on the 10th day of May 2007, at 10:00 a.m. local time, or any reconvened meeting after an adjournment thereof.

Please mark this proxy as indicated on the reverse side to vote on any item. If you do not specify a choice on this proxy, the proxy will be voted FOR the nominees for director named in the proxy statement and FOR the ratification of the appointment of the independent registered public accounting firm for the Company named in the proxy statement. If any other matter should be presented properly, this proxy will be voted in accordance with the discretion of the persons named above.

(To be dated and signed on reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

………………………………………………………………………………………………………....... ................................................….

é Fold and Detach Here é

Please mark here for address change or comments SEE REVERSE SIDE	☐

1.	Proposal to elect two Class III members of the Board of Directors to hold office for three-year terms expiring at the annual meeting of the stockholders in 2010, and until their respective successors have been duly elected and qualified.

Nominees: 01 Julie H. Edwards 02 Thomas R. Bates, Jr.	For all nominees listed to the left (except as marked to the contrary) ☐	Withhold authority to vote for all nominees listed to the left ☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

2.	To ratify the appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2007.

FOR  ☐                                         AGAINST  ☐                                         ABSTAIN  ☐

3.	In their discretion the proxies are authorized to vote upon such other business as may properly come before this meeting.

Dated: , 2007
Signature	Signature

Please sign name(s) exactly as printed on this card. When signing as attorney, executor, administrator, trustee or guardian, please give title as such.

é Fold and Detach Here é

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 p.m. Eastern Time the day prior to the annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com.ntg Use the internet to vote your proxy. Have your proxy card in hand when you access the website.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement on the internet at

www.natcogroup.com/IRFrame.asp

PROXY

                             Shares of Series B Convertible Preferred Stock

(represents                          shares of common stock on an as converted basis)

NATCO Group Inc.

2950 North Loop West, Suite 700

Houston, TX 77092

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Katherine P. Ellis and Bradley P. Farnsworth, and each of them, with full power of substitution to vote the shares of NATCO Group Inc. Series B Convertible Preferred Stock which the undersigned may be entitled to vote, and with all power the undersigned would possess, if personally present at the annual meeting of stockholders of NATCO Group Inc. to be held at the offices of the Company, Brookhollow Central III, 2950 North Loop West, Houston, Texas on the 10th day of May 2007, at 10:00 a.m. local time, and any adjournment thereof.

Please mark this proxy as indicated on the reverse side to vote on any item. If you do not specify a choice on this proxy, the proxy will be voted FOR the nominees for director named in the proxy statement and FOR the ratification of the appointment of the independent registered public accounting firm for the Company named in the proxy statement. If you wish to vote in accordance with the board of directors’ recommendations, please sign the reverse side – no boxes need to be checked.

(To be dated and signed on reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

Please mark here for address change or comments See Reverse Side	☐

1.	Proposal to elect two Class III members of the Board of Directors to hold office for three-year terms expiring at the annual meeting of the stockholders in 2010, and until their respective successors have been duly elected and qualified.

Nominees: 01 Julie H. Edwards 02 Thomas R. Bates, Jr.	For all nominees listed to the left (except as marked to the contrary) ☐	Withhold authority to vote for all nominees listed to the left ☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

2.	To ratify the appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2007.

FOR  ☐                                         AGAINST  ☐                                         ABSTAIN  ☐

3.	In their discretion the proxies are authorized to vote upon such other business as may properly come before this meeting.

[Name]	Date: , 2007
[Address]
(Taxpayer Id. No. )

Signature
Cert. No. PB- shares
( voting shares)	Signature

(Please sign exactly and as fully as your name appears on your stock certificate. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.)